EXHIBIT 2.1

                                                            Confidential





                      AGREEMENT OF PURCHASE AND SALE

                                DATED AS OF

                             NOVEMBER 30, 1999

                               BY AND AMONG

                            THEGLOBE.COM, INC.,

                           JUMP ACQUISITION LLC,

                            INFONENT.COM, INC.

                                    AND

                         THE STOCKHOLDERS THEREOF

                             TABLE OF CONTENTS


                                                                         Page

ARTICLE I TRANSACTIONS...................................................  1

     Section 1.1  Purchase and Sale......................................  1
     Section 1.2  Excluded Assets........................................  3
     Section 1.3  Webjump Liabilities....................................  4
     Section 1.4  Consents of Third Parties..............................  4

ARTICLE II CLOSING.......................................................  4

     Section 2.1  Closing................................................  4
     Section 2.2  Consideration..........................................  4
     Section 2.3  Deliveries at Closing..................................  4
     Section 2.4  Earn-Out Payment.......................................  5
     Section 2.5  Cash in Lieu of Fractional Shares......................  7
     Section 2.6  Restricted Securities..................................  7
     Section 2.7  Registration Rights....................................  7

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER AND THE
            STOCKHOLDERS.................................................  8

     Section 3.1  Organization...........................................  8
     Section 3.2  Authority..............................................  8
     Section 3.3  Financial Statements...................................  9
     Section 3.4  Compliance with Laws; Permits..........................  9
     Section 3.5  Consents; No Violations................................ 10
     Section 3.6  Commitments............................................ 11
     Section 3.7  Absence of Undisclosed Liabilities..................... 13
     Section 3.8  Absence of Certain Changes............................. 13
     Section 3.9  Brokers and Finders; Fees.............................. 14
     Section 3.10 Real Estate............................................ 14
     Section 3.11 Sufficiency of Assets.................................. 15
     Section 3.12 Tangible Property...................................... 15
     Section 3.13 Litigation and Orders.................................. 15
     Section 3.14 Webjump Proprietary Assets............................. 15
     Section 3.15 Year 2000 Compliance................................... 17
     Section 3.16 Taxes.................................................. 17
     Section 3.17 Insurance.............................................. 18
     Section 3.18 [Intentionally Omitted]................................ 19
     Section 3.19 Personnel Information.................................. 19
     Section 3.20 Affiliate Relationships................................ 19
     Section 3.21 No Termination of Business Relationship................ 19
     Section 3.22 Entire business of Webjump............................. 19
     Section 3.23 Performance Data....................................... 19
     Section 3.24 Domain Names........................................... 19
     Section 3.25 User Agreements........................................ 20
     Section 3.26 Privacy Policies....................................... 20
     Section 3.27 Liability for User Content............................. 20
     Section 3.28 Investment Intent...................................... 20
     Section 3.29 Necessary Information.................................. 20
     Section 3.30 Stockholders of Seller................................. 20
     Section 3.31 Disclosure............................................. 20

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT...................... 21

     Section 4.1  Organization........................................... 21
     Section 4.2  Authority.............................................. 21
     Section 4.3  Acquisition Sub's Operations........................... 21
     Section 4.4  Capitalization; Title to Shares........................ 21
     Section 4.5  Parent Common Stock.................................... 22
     Section 4.6  Consents; No Violations................................ 22
     Section 4.7  SEC Reports; Financial Statements...................... 22
     Section 4.8  Absence of Certain Changes............................. 23
     Section 4.9  Litigation............................................. 23
     Section 4.10 Board Action........................................... 23
     Section 4.11 Brokers and Finders.................................... 23

ARTICLE V COVENTANTS..................................................... 23

     Section 5.1  No Solicitation........................................ 23
     Section 5.2  Interim Operations..................................... 24
     Section 5.3  Tax Provisions......................................... 25
     Section 5.4  Access and Information................................. 26
     Section 5.5  Consents............................................... 26
     Section 5.6  Best Efforts........................................... 26
     Section 5.7  Notice................................................. 26
     Section 5.8  Non-Competition Agreement.............................. 26
     Section 5.9  Further Assurances..................................... 27
     Section 5.10 Obligations of the Stockholders........................ 27
     Section 5.11 Confidentiality........................................ 28
     Section 5.12 Termination of Certain Commitments..................... 28
     Section 5.13 Transition Period...................................... 28
     Section 5.14 Promotion of WebJump Site.............................. 28
     Section 5.15 Affiliates............................................. 29
     Section 5.16 Contact with WebJump Users............................. 29
     Section 5.17 Financial Statements................................... 29
     Section 5.18 Employees.............................................. 29


ARTICLE VI CONDITIONS.................................................... 29

     Section 6.1  Conditions to Obligations of Parent
                   and Acquisition Sub................................... 30
     Section 6.2  Conditions to Obligations of Seller
                   and the Stockholders.................................. 31

ARTICLE VII TERMINATION.................................................. 32

     Section 7.1  Termination............................................ 32
     Section 7.2  Effect of Termination and Abandonment.................. 32

ARTICLE VIII INDEMNIFICATION............................................. 33

     Section 8.1  Survival............................................... 33
     Section 8.2  Indemnification by Parent.............................. 33
     Section 8.3  Indemnification by Seller and the Stockhlders.......... 34
     Section 8.4  Escrow................................................. 35
     Section 8.5  Indemnification Procedure.............................. 36

ARTICLE IX MISCELLANEOUS................................................. 37

     Section 9.1  Public Announcements................................... 37
     Section 9.2  Notices................................................ 38
     Section 9.3  Certain Definitions; Certain Interpretations........... 39
     Section 9.4  Headings............................................... 39
     Section 9.5  Severability........................................... 39
     Section 9.6  Entire Agreement; No Third Party Beneficiaries......... 39
     Section 9.7  Assignment............................................. 40
     Section 9.8  Governing Law.......................................... 40
     Section 9.9  Transaction Costs...................................... 40
     Section 9.10 Amendments............................................. 40
     Section 9.11 Counterparts........................................... 40
     Section 9.12 Bulk Sales Laws........................................ 40

                             INDEX OF DEFINED TERMS


DEFINED TERM                                                     SECTION

1999 Balance Sheet                                               3.3
1999 Financial Statements                                        3.3
Acquired Assets                                                  1.1
Acquisition Sub                                                  Preamble
Affiliate                                                        9.3(a)
Affiliates Letter                                                5.15
Agreement                                                        Preamble
Ancillary Documents                                              9.3(a)
Cap                                                              8.3(b)
Basket                                                           8.3(b)
Cash Amount                                                      2.4(a)(i)
Claim Rights                                                     1.1(vi)
Closing                                                          2.1
Closing Date                                                     2.1
Code                                                             Recitals
Commitments                                                      3.6(a)
Communications Rights                                            1.1(vii)
Competitive Activity                                             5.8
Competitor                                                       5.8
Confidential Information                                         5.11
Consent                                                          5.5
Control                                                          9.3(a)
Deductible Amount                                                2.4(ii)
Disruption                                                       2.4(a)(i)
Earn-Out Payment                                                 2.4(a)(i)
Earn-Out Payment Date                                            2.4(a)(i)
Election                                                         8.5(a)
Employee                                                         8.3(a)(2)
Employee Agreement                                               8.3(a)(2)
Encumbrance                                                      3.5(a)
Environmental Laws                                               3.4(b)(ii)
Environmental Matters                                            3.4(b)(ii)
Escrow Agent                                                     8.4(a)
Escrow Agreement                                                 8.4(a)
Escrowed Shares                                                  8.4(a)
Exchange Act                                                     4.7(a)
Excluded Assets                                                  1.2
Financial Statements                                             3.3
Five Day Average                                                 2.4(a)(i)
GAAP                                                             3.3(a)
Governmental Entity                                              3.5(a)
Hazardous Materials                                              3.4(b)(ii)
HSR Act                                                          3.5(a)
HSR Rules                                                        3.5(b)
Income Tax; Income Taxes                                         3.16(b)(iii)
Indemnification Notice                                           8.5(a)
Indemnified Party                                                8.5(a)
Indemnifying Party                                               8.5(a)
Initial Cash Amount                                              2.4(i)
Initial Earn-Out Payment                                         2.4(i)
Initial Earn-Out Payment Date                                    2.4(i)
Initial Five Day Average                                         2.4(i)
Initial Performance Statistics                                   2.4(i)
Initial Pre-Earnout Losses                                       2.4(i)
Internet Disruption                                              2.4(2)(i)
IP                                                               3.24
Issuable Shares                                                  8.2(b)
knowledge                                                        9.3(a)
knowledge of Seller                                              9.3(a)
Laws                                                             3.4(a)
Leased Real Property                                             3.10(b)
Liabilities                                                      3.7
License Agreement                                                6.1(p)
Licensed Technology                                              3.14(g)
Litigation                                                       3.13
Losses                                                           8.2(a)
Majority Stockholder                                             Preamble
Make-Whole Payment                                               2.4(b)
material                                                         9.3(a)
Material Adverse Effect                                          9.3(a)
Minority Stockholders                                            Preamble
Most Recent Balance Sheet                                        3.3
Most Recent Financial Statements                                 3.3
Order                                                            3.5(a)
Owned Real Property                                              3.10(a)
Parent                                                           Preamble
Parent Common Stock                                              Recitals
Parent Indemnified Group                                         8.3(a)
Parent SEC Reports                                               4.7(a)
PCBs                                                             3.4(b)(ii)
Performance Data                                                 3.23
Performance Statistics                                           2.4(a)(i)
Person                                                           9.3(a)
Pre-Earnout Losses                                               2.4(a)(i)
Proprietary Asset                                                3.14(g)
Reference Share Price                                            2.4(c)
Registration Rights Agreement                                    2.7
Relevant Webpages                                                2.4(i)
Related Person                                                   3.20(a)
Requesting Party                                                 5.9
Retained Liabilities                                             1.3
Sale                                                             Recitals
Sale Consideration                                               2.2
SEC                                                              4.7(a)
Second Cash Amount                                               2.4(ii)
Second Earn-Out Payment                                          2.4(ii)
Second Earn-Out Payment Date                                     2.4(ii)
Second Five Day Average                                          2.4(ii)
Second Performance Statistics                                    2.4(ii)
Second Pre-Earnout Losses                                        2.4(ii)
Securities Act                                                   Recitals
Seller                                                           Preamble
Seller Employee Plan                                             8.3(a)(2)
Stockholder Indemnified Group                                    8.2(a)
Stockholders                                                     Preamble
Tangible Property                                                3.12
Tax; Taxes                                                       3.16(b)(i)
Tax Return                                                       3.16(b)(ii)
Termination Date                                                 7.1(b)
Transfer Taxes                                                   5.3(a)
Transition Period                                                5.13
Transition Services                                              5.13
Value of the Initial Earn-Out Payment                            2.4(ii)
Web1000 Business                                                 Recitals
Webjump Assets                                                   Recitals
Webjump Proprietary Asset                                        3.14(g)
Webjump Permit                                                   3.4(a)

                       AGREEMENT OF PURCHASE AND SALE

          This AGREEMENT OF PURCHASE AND SALE (this "Agreement"), dated as of November __, 1999, among Infonent.com Inc., a Delaware corporation ("Seller"), Brian Shuster (the "Majority Stockholder"), Mario Carmona and Linda Carmona (each, a "Minority Stockholder," and together with the Majority Stockholder, the "Stockholders"), theglobe.com, inc., a Delaware corporation ("Parent"), and Jump Acquisition LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent ("Acquisition Sub").

                            W I T N E S S E T H:
                            - - - - - - - - - -

          WHEREAS, Seller is engaged in the business of providing free webpage hosting services using the Webjump.com network of Websites, which includes, but it not limited to, all sites hosted by Webjump whether under the Webjump.com domain, one of the affiliated "Jump" domains, a fully qualified domain name or otherwise ("Webjump");

          WHEREAS, Seller also hosts Web1000 (the "Web1000 Business");

          WHEREAS, Acquisition Sub desires to purchase from Seller all of the assets of Webjump (the "Webjump Assets") and Seller desires to sell to Acquisition Sub the Webjump Assets, upon the terms and subject to the conditions hereinafter set forth (the "Sale");

          WHEREAS, Parent has received from each Stockholder an executed Accredited Investor Questionnaire in the form attached hereto as Exhibit 1.1;

          WHEREAS, it is intended that, for federal income tax purposes, the Sale will qualify as a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder; and

          WHEREAS, it is intended that all of the shares of common stock, par value $.001, of Parent (the "Parent Common Stock") to be issued in connection with the Sale will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), and from the registration and qualification and requirements of any applicable state securities "blue sky" laws and regulations.

          NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                 ARTICLE I

                                TRANSACTIONS

     Section 1.1 Purchase and Sale. On the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section 2.1), Seller shall sell, assign, transfer, convey and deliver to Acquisition Sub, and Acquisition Sub shall purchase from Seller, all of Seller's right, title and interest in and to its business, properties and assets that are used or held for use in, or relate to, the conduct of Webjump's business as presently conducted, of whatever kind or nature, real or personal, tangible or intangible, known or unknown, actual or contingent, and wherever located, as the same may exist on the Closing Date (as defined in Section 2.1) (collectively, the "Acquired Assets") other than the Excluded Assets (as defined in Section 1.2). The Acquired Assets include, but are not limited to, all of Seller's right, title and interest in and to the following:

               (i) all tangible property owned by Seller and used primarily in the conduct of the business of Webjump, including all machinery, equipment and computers owned by Seller or Stockholders and necessary for the conduct of Webjump's business, as set forth on Schedule 1.1(i);

               (ii) subject to Section 1.4, only such Commitments (as defined in Section 3.6(a)) as are set forth on Schedule 1.1(ii), which will include, without limitation, Seller's right to receive payment for products sold or services rendered pursuant to, and to receive goods and services pursuant to, any such Commitments and to assert claims and take other rightful actions with respect to breaches, defaults and other violations of such Commitments;

               (iii) originals or copies of all (A) sales and promotional literature and catalogues, (B) books, records, files, log files and data (including books and records relating to purchasing, accounting, sales, pricing, engineering, manufacturing, maintenance, repairs, marketing, banking, Webjump Proprietary Assets (as defined in Section 3.14(g)), customers and suppliers), and (C) recorded knowledge, engineering reports, surveys, sales data, research material and data, technical information, computerized storage media, customer service data and quality control data, in the case of each of clauses (A), (B) and (C), to the extent pertaining to Webjump, however evidenced (including, without limitation, in electronic format);

               (iv) all Webjump Proprietary Assets, including without limitation those items listed in Schedule 3.14, all domain names associated with the Webjump, trademarks and service marks used in connection with Webjump, all know-how relating to the Webjump and all goodwill associated therewith, along with all income, royalties, damages and payments due or payable to Seller at the Closing or thereafter related to any of the Webjump Proprietary Assets, and all rights of Seller to sue and recover for past or future infringements or misappropriation of any of the Webjump Proprietary Assets;

               (v) all claims, deposits, prepayments, prepaid assets, refunds, causes of action, chooses in action, rights of recovery, rights of recoupment and setoff rights of any kind (collectively, "Claim Rights") relating exclusively to Webjump (including, to the extent Seller is able to transfer such rights, all rights of recovery under insurance policies of Seller with respect to any casualty affecting the Acquired Assets);

               (vi) all rights to receive and retain mail, correspondence, e-mail, and other communications (including, without limitation, communications in digital or electronic format) to the extent pertaining to Webjump ("Communications Rights");

               (vii) all rights to any products or services under research or development, including, without limitation, all products or services currently in Beta testing, relating primarily to Webjump;

               (viii) to the extent legally assignable, all Webjump Permits (as defined in Section 3.4(a)), or applications therefor, relating to Webjump;

               (ix) any other assets, whether tangible or intangible, of Seller primarily related to Webjump and which are of a nature not customarily reflected in the books and records of a business, such as assets which have been written off for accounting purposes, but which are still used primarily by, or are of value primarily to, Webjump;

               (x) all properties and assets, whether or not of a type listed in any of clauses (i) through (ix) of this Section 1.1, that are primarily related to Webjump and which are located at Webjump's primary office facility in San Jose, California or elsewhere; and

               (xi) all user registration information, historical traffic data, historical customer information, user files, scripts, programs, DNS Zone files, backups, customer data and archived web server logs used in connection with Webjump.

     Section 1.2 Excluded Assets. Notwithstanding anything in Section 1.1 to the contrary, specifically excluded from the Acquired Assets are the following (collectively, the "Excluded Assets"):

               (i) all cash and cash equivalents held by Seller (including for this purpose all collected funds and items in the process of collection received in Seller's bank accounts);

               (ii) all refunds (including by credit) with respect to Taxes (as defined in Section 3.16(b)(i));

               (iii) any assets to the extent relating exclusively to any of the Excluded Assets, including, without limitation, any books, records, files, log files or data (including all Tax Returns (as defined in Section 3.16(b)(ii)) and related work papers), insurance proceeds, Claim Rights and Communication Rights; provided, however, that Seller shall furnish to Parent copies of any such information, books and records to the extent they relate, directly or indirectly, to Acquired Assets;

               (iv) the assets of Seller's 401(k) plan;

               (v) all insurance policies of Seller, other than rights under such insurance policies with respect to any casualty affecting any of the Acquired Assets;

               (vi) all machinery, equipment and computers leased by Seller or Stockholders and used primarily in the conduct of Webjump's business;

               (vii) any consulting or service contracts between Seller and any third party.

               (viii) the assets of the Infonent Kaiser Health Senior Advantage post retirement welfare benefits plan;

               (ix) all technology licensed to Seller pursuant to the License Agreement (as defined in Section 6.1(p)); and

               (x) any other assets set forth on Schedule 1.2

     Section 1.3 Webjump Liabilities. Other than Seller's obligations arising or to be performed after the Closing under any Commitment listed on
Schedule 1.1(ii), neither Parent nor Acquisition Sub assumes, agrees to pay, performs, discharges or indemnifies Seller or any of Seller's Affiliates (as defined in Section 9.3(a)) against, or shall otherwise have any responsibility for, any and all liabilities or obligations of Seller or any Stockholder (whether or not, directly or indirectly, relating to or derived from Webjump) of any kind, character or nature whatsoever, whether known or unknown, accrued, absolute, contingent, determined, determinable or otherwise (the "Retained Liabilities").

     Section 1.4 Consents of Third Parties. Notwithstanding anything in this Agreement to the contrary, to the extent the assignment of any Commitment to be assigned to Acquisition Sub specifically listed on
Schedule 1.1(ii) hereof shall require the consent of any other party, this Agreement shall not constitute a breach thereof or create rights in others not desired by Acquisition Sub. If any such consent is not obtained and the Closing occurs, Seller and the Majority Stockholder shall cooperate with Acquisition Sub in any reasonable arrangement designed to provide for Acquisition Sub the benefit of any such Commitment, including enforcement of any and all rights of Seller or Majority Stockholder against the other party to any Commitment arising out of the breach or cancellation thereof by such party or otherwise.

                                 ARTICLE II

                                  CLOSING

     Section 2.1 Closing. The closing of the transactions contemplated hereby (the "Closing") shall be held at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York 10004, at 9:00 a.m., New York City time, on the date on which the last to be satisfied or waived of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, where permitted, waiver of those conditions) shall be satisfied or waived in accordance with this Agreement, or at such other place, time or date as Parent and Seller may agree (the "Closing Date").

     Section 2.2 Consideration. The aggregate consideration paid by Parent to Seller for the Acquired Assets shall be (1) one million one hundred four thousand nine hundred seventy two (1,104,972) shares of Parent Common Stock and (2) the right to receive the Earnout Payment (as defined in Section 2.4) (such number of shares of Parent Common Stock, the "Sale Consideration").

     Section 2.3 Deliveries at Closing. Subject to and upon the terms and conditions of this Agreement, at Closing:

               (a) Seller shall, in addition to other closing deliveries to be delivered by the Seller pursuant to this Agreement, deliver to Acquisition Sub duly executed instruments of transfer and assignment of the Acquired Assets, substantially in the form attached hereto as Exhibit 2.3(a), sufficient to vest in Acquisition Sub the interests in the Acquired Assets being conveyed at Closing in accordance with the terms of this Agreement.

               (b) Seller shall deliver to Acquisition Sub the License Agreement (as defined in Section 6.1(p)), with respect to certain of the Webjump Proprietary Assets.

               (c) Parent shall, in addition to other closing deliveries to be delivered by Parent pursuant to this Agreement, issue and caused to be delivered to Seller the Sale Consideration within forty-eight hours of the Closing.

     Section 2.4. Earn-Out Payment. (a) (i) In the event that on or before November 30, 2000, each of the performance statistics set forth on Schedule 2.4(a)(i) (the "Initial Performance Statistics") for all webpages on Webjump (the "Relevant Webpages") has been achieved (each as determined in the manner set forth on such Schedule) for a period of three consecutive calendar months, Parent shall deliver to Seller, in the manner set forth below, the Initial Earn-Out Payment. The "Initial Earn-Out Payment" shall consist of such number of newly issued shares of Parent Common Stock as are equivalent to the quotient of (1) $6,250,000 (the "Initial Cash Amount") less the amount of any Losses (as defined in Section 8.2(a)) in excess of $50,000 claimed by the Parent Indemnified Group (as defined in Section 8.3(a)) prior to the Initial Earn-Out Payment Date (as defined below) (such Losses, the "Initial Pre-Earnout Losses", and, together with the Second Pre-Earnout Losses, as defined below, the "Pre-Earnout Losses") divided by
(2) the Reference Share Price (as defined below); provided that in the event the Initial Earn-Out Payment (calculated without deducting any amount of Initial Pre-Earnout Losses from the Initial Cash Amount) exceeds $17,500,000 in value (determined by multiplying the number of shares issuable in the Initial Earn-Out Payment by the average closing price of Parent Common Stock as reported on the Nasdaq National Market for the five trading days immediately preceding the Initial Earn-Out Payment Date, if any (the "Initial Five Day Average")), the number of shares delivered in the Initial Earn Out Payment shall be reduced to equal the quotient of $17,500,000 (less any Initial Pre-Earnout Losses being deducted) divided by the Five Day Average. The Initial Earn-Out Payment shall be made within 30 days following the date that the Seller has received written verification (in the manner set forth on Schedule 2.4) that the Initial Performance Statistics set forth on such Schedule have been achieved (such date, the "Initial Earn-Out Payment Date").

               (ii) In the event that on or before November 30, 2000 (u) the Initial Performance Statistics were achieved for a period of three consecutive months, and (v) each of the performance statistics set forth on
Schedule 2.4(a)(ii) (the "Second Performance Statistics" and together with the Initial Performance Statistics, each "Performance Statistics") for the Relevant Webpages has been achieved (each as determined in the manner set forth on such Schedule) for a period of three consecutive calendar months, Parent shall deliver to Seller, in the manner set forth below, the Second Earn-Out Payment. The "Second Earn-Out Payment" shall consist of such number of newly issued shares of Parent Common Stock as are equivalent to the quotient of (1) $6,250,000 (the "Second Cash Amount") less the difference between any amount of Second Pre-Earnout Losses (as defined below) and the Deductible Amount (as defined below) divided by (2) the Reference Share Price provided that in the event the Second Earn-Out Payment (calculated without deducting any amount of Pre-Earnout Losses from the Second Cash Amount) together with the Value of the Initial Earn-Out Payment in the aggregate exceeds $17,500,000, the number of shares delivered in the Second Earn Out Payment shall be reduced to equal the quotient of (y) $17,500,000 (less any Second Pre-Earnout Losses) less the Value of the Initial Earn-Out Payment divided by (z) the Second Five Day Average. The Second Earn-Out Payment shall be made within 30 days following the date that the Seller has received written verification (in the manner set forth on Schedule 2.4(a)(ii)) that the Performance Statistics set forth on such Schedule have been achieved (such date, the "Second Earn-Out Payment Date").

               The "Deductible Amount" shall mean (a) zero, if the Initial Pre-Earnout Losses were $50,000 or greater or (b) the difference between $50,000 and any Initial Pre-Earnout Losses, if the Initial Pre-Earnout Losses were less than $50,000.

               "Second Pre-Earnout Losses" shall mean any Losses incurred on or after the Initial Earn-Out Payment Date and prior to the Second Earn-Out Payment Date.

               The "Second Five Day Average" shall mean the average closing price of Parent Common Stock as reported on the Nasdaq National Market for the five trading days immediately preceding the Second Earn-Out Payment Date, if any.

               The "Value of the Initial Earn-Out Payment" shall mean (a) the product of the Initial Cash Amount less any Initial Pre-Earnout Losses in excess of $50,000 and the reference share price, the amount the Initial Earn-Out does not exceed $17,500,000 and (b) the product of the Initial Cash Amount less any Initial Pre-Earnout Losses, in excess of $50,000 and the Initial Five Day Average in the event that the Initial Earn-out Payment exceeds $17,500,000 calculated using the Reference Share Price.

               (iii) (A) If at any time subsequent to the Transition Period (as defined in Section 5.13) the connection between Parent, or any of its Affiliates operating Webjump, and the Internet is disrupted, such disruption adversely affects Webjump, and such disruption is the result of circumstances solely within the control of Parent or its Affiliates (a "Disruption"), then, in order to attribute Performance Statistics to Webjump for such Disrupted period, Parent shall, at its option (i) for each day of the Disruption, credit Webjump with the ad impressions served during the last full day immediately preceding the Disruption; (ii) for each day of the Disruption, credit Webjump with a number of unique visitors equal to average daily unique visitors for that month without giving effect to the Disrupted period; or (iii) deem the Performance Statistics to be satisfied for the affected month.

                    (B) If at any time subsequent to the Transition Period (as defined in Section 5.13) the connection between Parent, or any of its Affiliates operating Webjump, and the Internet is disrupted, such disruption adversely affects Webjump, and such disruption is the result of a general internet outage (an "Internet Disruption"), then, in order to attribute Performance Statistics to Webjump for such affected period, Parent shall, at its option, (i) for each day of the Internet Disruption, credit Webjump with the ad impressions served during the last full day immediately preceding the Internet Disruption; (ii) for each day of the Internet Disruption, credit Webjump with a number of unique visitors equal to average daily unique visitors for that month without giving effect to the Internet Disrupted period; or (iii) disregard the Internet Disrupted period for purposes of determining whether the Performance Statistics have been acheived and deem the days immediately preceding and following the Internet Disruption period to be consecutive.

     In no event shall a Disruption be deemed to occur as a result of any malfunction of any legacy systems or software assumed from Seller or the Stockholders.

               (iv) In order to ensure that the Performance Statistics accurately reflect user traffic levels, Parent, Seller and the Majority Stockholder shall use their commercially reasonable best efforts to cooperate with one another to detect and deter webmasters' attempts to disable the serving of 468x60 banner advertisements on web pages hosted by Webjump; provided that in no event shall any party violate any user agreement or privacy policy currently applicable to such webmasters.

               (b) In the event any Earn-Out Payment is reduced by reason of any Pre-Earn-Out Losses, and subsequent to such Earn-Out Payment Date it is determined that the Parent Indemnified Group was not entitled to indemnification for any portion of such Pre-Earn-Out Losses, Parent shall deliver to Seller that number of newly issued shares of Parent Common Stock as are equivalent to the quotient of the amount of such Pre-Earnout Losses that are reversed divided by the lesser of (i) Reference Share Price, (ii) the Initial Five Day Average, or (iii) the Second Five Day Average Reference Share Price (the "Make-Whole Payment");

               (c) "Reference Share Price" shall mean the average closing of the Parent Common Stock as reported on the Nasdaq National Market for the five trading days immediately preceding the date hereof.

     Section 2.5 Cash in Lieu of Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no certificates or scrip evidencing fractional shares of Parent Common Stock shall be issued in connection with the Sale. In lieu of any such fractional shares, Seller shall be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (x) the Reference Share Price by (y) the fractional interest to which Seller would otherwise be entitled.

     Section 2.6 Restricted Securities. The shares of Parent Common Stock issued in connection with the Sale will be "restricted securities" under the Securities Act and Rule 144 promulgated thereunder and may only be sold or otherwise transferred pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act. It is understood that the certificates evidencing the shares of Parent Common Stock issued in connection with the Sale will bear one or more of the following legends:

               (a) "These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to Parent that such registration is not required or unless sold pursuant to Rule 144 of such Act."

               (b) Any legend required by applicable state Law.

     Section 2.7 Registration Rights. Holders of Parent Common Stock issued pursuant to this Agreement shall, as of the Closing, be entitled to certain registration rights with respect to such shares as provided in the Registration Rights Agreement to be executed and delivered by Parent and Seller at Closing (the "Registration Rights Agreement"), the form of which is set forth as Exhibit 2.7 hereto.

                                ARTICLE III

       REPRESENTATIONS AND WARRANTIES OF SELLER AND THE STOCKHOLDERS

          Seller and the Majority Stockholder each hereby jointly and severally represent and warrant and, where indicated, the Minority Stockholders each severally represent and warrant to Parent and Acquisition Sub as of the date of this Agreement and as of the Closing Date as follows:

     Section 3.1 Organization. (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on the business of Webjump as it is now being conducted. Seller is duly qualified and licensed as a foreign corporation to do business, and is in good standing (and has paid all relevant franchise or analogous taxes), in each jurisdiction where the character of its assets owned or held under lease or the nature of its business makes such qualification necessary and where failure to so qualify or be in good standing would have a Material Adverse Effect (as defined in Section 9.3) on Webjump.

     Section 3.2 Authority. Each of the Seller, the Stockholders and any of the signatories to any of the Ancillary Documents (as defined in Section 9.3(a)) has the requisite right, power and authority (and, in the case of each of the Stockholders, legal capacity) to enter into this Agreement and any Ancillary Documents to which it is a party and to carry out its obligations hereunder and thereunder. This Agreement has been, and each of the Ancillary Documents to which it is a party has been or will be, duly and validly executed and delivered by each of the Seller and the Stockholders and constitutes, and each of the Ancillary Documents to which it is a party constitutes, or will upon execution and delivery constitute, a valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting creditors rights generally or by general principles of equity. All proceedings or other actions on the part of the Seller and each Stockholder necessary to authorize this Agreement or any of the Ancillary Documents to which it is a party and the transactions contemplated hereby or thereby have been taken.

     Section 3.3 Financial Statements. Schedule 3.3 sets forth (1) the balance sheet of Seller as of the fiscal year ended September 30, 1999 (the "1999 Balance Sheet"), and the related statement of operations for the fiscal year then ended (collectively, with the 1999 Balance Sheet, the "1999 Financial Statements"), (2) the balance sheet of Seller as of October 31, 1999 (the "Most Recent Balance Sheet") and the related statement of operations for the period beginning October 1, 1999 and ending October 31, 1999 (collectively with the Most Recent Balance Sheet, the "Most Recent Financial Statements") (the financial statements referred to in clauses (1) and (2) collectively, the "Financial Statements"). The Financial Statements
(i) are in accordance with the books and records of Seller, and (ii) fairly present the financial position and results of operations of Seller in all material respects as of the respective dates and for the respective periods referred to therein. The books of account and other financial and corporate records of Seller are complete and correct in all material respects.

     Section 3.4 Compliance with Laws; Permits. (a) Except as set forth on
Schedule 3.4(a), Webjump has been in compliance at all times and presently is in compliance with all applicable foreign and domestic (federal, state and local) laws, statutes, ordinances, rules, regulations, including, without limitation, Environmental Laws (as defined in Section 3.4(b)(ii)) (collectively, "Laws") and Orders (as defined in Section 3.5) in all material respects. Except as set forth on Schedule 3.4(a), neither Seller nor the Majority Stockholder is aware of, nor have any of them received, any notice of any failure to comply with any Law with respect to Webjump. A complete and correct list of each material license, permit, consent, registration, certificate, franchise, approval, Order or other authorization of any Governmental Entity (as defined in Section 3.5) (each, a "Webjump Permit") held by Seller, the Stockholders or any third party primarily relating to Webjump is set forth on Schedule 3.4(a), and, except as otherwise may be set forth on such Schedule such list contains all Webjump Permits required in connection with Webjump's business as presently conducted. All of the Webjump Permits are valid and in full force and effect, and the Seller, the Stockholders and any such third party has duly performed and is in compliance with all of its obligations under such Webjump Permits. No event (including without limitation the execution, delivery and performance of this Agreement and the consummation of the
Sale) has occurred with respect to such Webjump Permits which allows, or after notice or lapse of time or both would allow, the suspension, limitation, revocation, non-renewal or termination thereof or would result in any other impairment of the rights in and under any of such Webjump Permits, and no terminations thereof or proceedings to suspend, limit, revoke or terminate any Webjump Permit have been threatened.

               (b) (i) Neither the Seller nor any Stockholder has received any notices, directives, violation reports, actions or claims or other communications from or by any foreign, federal, state or local governmental agency or any other Person concerning Webjump or any of its predecessors and any Environmental Laws, including, without limitation, requests to perform any investigatory or remedial activity, or alleging that, in connection with Hazardous Materials (as defined in Section 3.4(b)(ii)), conditions at any real properties used in connection with Webjump have resulted in or caused or threatened to result in or cause injury or death to any Person or damage to any property, including, without limitation, damage to natural resources, and no such notices, directives, violation reports, actions, claims, assessments or allegations exist; (ii) neither Seller nor any Stockholder currently leases, operates or owns any real properties used in connection with Webjump that are listed or, to the knowledge (as defined in Section 9.3(a)) of any such party, are threatened to be listed on a "Superfund" list or with respect to which there is any pending proceeding or investigation under any Environmental Law and, to the knowledge of any such party, no such proceeding or investigation is threatened; (iii) throughout the period of operation of any real properties in connection with Webjump, such properties have been operated and continue to be operated in material compliance with all Environmental Laws; (iv) to the knowledge of Seller (as defined in Section 9.3(a)) and the Stockholders, no underground or above-ground storage tanks either are, or have been, located at, on, under, about, or within any of such real properties; (v) there has been no spill, discharge, release, contamination or cleanup by Seller or the Stockholders of any Hazardous Materials used, generated, treated, stored, disposed of or handled by Seller or the Stockholders at such real properties and, to the knowledge of Seller and the Stockholders, no spill, discharge or release or contamination or cleanup by Seller and the Stockholders of any Hazardous Materials has occurred on or to such real properties by any third party; (vi) neither Seller nor the Stockholders have used, generated, treated, stored, disposed of, handled, transported or released any Hazardous Material in a manner which would give rise to any Liability (as defined in Section 3.7) under any Environmental Laws; (vii) to the knowledge of Seller and the Stockholders, there are no facts, events, or conditions (including, without limitation, the generation, treatment, transport, storage, emission, disposal, release or other placement, deposit or location of any substance) which interfere with or prevent continued compliance by Seller or the Stockholders with, or give rise to any present or potential Liability (including with respect to past activities) under, any Environmental Laws with respect to Webjump; and (viii) Seller and the Stockholders have obtained, are in material compliance with, and have made all appropriate filings for issuance or renewal of, all applicable Webjump Permits which are required to be obtained under all applicable Environmental Laws, including, without limitation, those regulating emissions, discharges, or releases of Hazardous Materials, and all such Webjump Permits are in full force and effect.

                    (ii) For the purposes of this Agreement, the term "Environmental Laws" shall mean, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss.ss. 9601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. ss.ss. 11001 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. ss.ss. 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. ss.ss. 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. ss.ss. 136 et seq., the Clean Air Act, 42 U.S.C. ss.ss. 7401 et seq., the Clean Water Act (Federal Water Pollution Control
Act), 33 U.S.C. ss.ss. 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. ss.ss. 300f et seq., the Occupational Safety and Health Act, 29 U.S.C. ss.ss. 641, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. ss.ss. 1801, et seq., as any of the above statutes have been or may be amended from time to time, all rules and regulations promulgated pursuant to any of the above statutes, and any other applicable foreign, federal, state or local law, statute, ordinance, rule or regulation governing Environmental Matters (as defined below), as the same have been or may be amended from time to time, including any common law cause of action (including, without limitation, nuisance and trespass causes of action) providing any right or remedy relating to Environmental Matters, all indemnity agreements and other contractual obligations (including without limitation leases, asset purchase agreements and merger agreements) relating to Environmental Matters, and all applicable judicial and administrative decisions and Orders relating to Environmental Matters; the term "Hazardous Materials" shall mean any pollutants, contaminants, substances, materials, wastes, constituents, compounds, chemicals, natural or manmade elements or forces (including, without limitation, petroleum or any by-products or fractions thereof, any form of natural gas, lead, asbestos or asbestos-containing materials, building construction materials and debris, polychlorinated biphenyls ("PCBs") or PCB-containing equipment, radon and other radioactive elements, electromagnetic field and other types of radiation, sonic forces, infectious, carcinogenic, mutagenic, or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde foam insulation) that are regulated by, or may now or in the future form the basis of Liability under, any Environmental Laws; and the term "Environmental Matters" shall mean any matter arising out of, relating to, or resulting from pollution, contamination, protection of the environment, human health or safety, or health or safety of employees, and any matter relating to emissions, discharges, disseminations, releases or threatened releases of Hazardous Materials into the air (indoor or outdoor), surface water, groundwater, soil, buildings, facilities, real or personal property or fixtures, or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of Hazardous Materials.

     Section 3.5 Consents; No Violations. (a) Except as set forth on
Schedule 3.5(a), neither the execution, delivery or performance of this Agreement or the Ancillary Documents by the Seller or the Stockholders, nor the consummation of the transactions contemplated hereby or thereby will
(i) conflict with, or result in a breach or a violation of, any provision of the Certificate of Incorporation or the By-laws or the other organizational documents of the Seller; (ii) constitute, with or without notice or the passage of time or both, a breach, violation or default, create any lien, pledge, charge, assessment, security interest, mortgage claim, option, easement, imperfection of title, tenancy or other legal or equitable right of others or other encumbrance of any character whatsoever (including, without limitation, right of first refusal) (each, an "Encumbrance"), or give rise to any right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, under (x) any Law, (y) any judgment, order, injunction, ruling, decree, stipulation or award of any Governmental Entity or private arbitration panel (each, an "Order") to which Seller or Webjump is subject or by which the Seller, any Stockholder or any of their respective properties is bound or (z) any Webjump Permit or Commitment of the Seller or any Stockholder pertaining to Webjump; (iii) require any consent, approval or authorization of, notification to, filing with, or exemption or waiver by, any governmental or regulatory authority (including with respect to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act")), agency, court, commission, body or other governmental entity (each, a "Governmental Entity") or third party; or (iv) create any Encumbrance upon any of the assets or properties of Webjump.

               (b) Brian Shuster (x) is the "ultimate parent entity" as defined in the rules promulgated by the Federal Trade Commission to implement the HSR Act (the "HSR Rules") and (y) does not meet the $10 million "size of person" test as set forth in the HSR Rules.

     Section 3.6 Commitments. (a) Schedule 3.6(a) sets forth a true and complete list of all contracts, agreements, understandings, arrangements or commitments of any nature whatsoever, whether written or oral, including all amendments thereof and supplements thereto ("Commitments") of the following types which relate to or have been entered into in connection with the operation of Webjump to which (i) the Seller is a party or (ii) any Stockholder is a party; or (iii) in any event, by or to which Webjump or any properties related thereto may be bound or subject:

               (i) Commitments for the sale of any real or personal (tangible or intangible) properties other than in the ordinary course of business, or for the grant of any option or preferential rights to purchase any such properties;

               (ii) Commitments for the construction, modification or repair of any building, structure or facility or for the incurrence of any capital expenditures or for the acquisition of fixed assets;

               (iii) Commitments relating to the acquisition by Seller of any operating business or the capital stock of any other Person that has not been consummated or that has been consummated but contains representations, covenants, guaranties, indemnities or other obligations that remain in effect;

               (iv) Commitments relating to any Litigation (as defined in Section 3.13);

               (v) Commitments relating to the lending or borrowing of money, including loan agreements, guarantees of any debt, obligation or other Liability of any Person, performance bonds, letters of credit, bankers acceptances and similar instruments or arrangements, and Commitments otherwise relating to indebtedness;

               (vi) Commitments containing any agreement to indemnify any Person;

               (vii) Commitments containing covenants of the Seller, any predecessor thereto, any Stockholder or any Employee not to compete, do business in any line of business or in any geographical area or with any Person, or to disclose certain information, or covenants of any other Person not to compete in any line of business or in any geographical area or disclose information;

               (viii) Commitments pursuant to leases, subleases, licenses or which otherwise grant the right to use any real or personal property;

               (ix) Commitments in respect of licenses or other Commitments relating to Webjump Proprietary Assets;

               (x) Commitments relating to retailer relationships, e-commerce relationships and advertising arrangements;

               (xi) Commitments in respect of any joint venture, partnership or other similar arrangement (including, without limitation, any joint development agreement);

               (xii) Commitments with any Governmental Entity;

               (xiii) Commitments relating to general or special powers of attorney (whether as grantor or grantee);

               (xiv) Commitments with any Employee or consultant relating to (A) non-disclosure, confidentiality, assignment of inventions, proprietary rights or non-competition agreements and (B) severance, bonus or similar arrangements that become operative in connection with or following the Sale or otherwise;

               (xv) Commitments (other than those specified in any of clauses (i) through (xiv) of this clause (a)) which relate to or affect the business, operations or any of the assets or properties of Webjump in any way, except those (A) which are specifically not required to be scheduled pursuant to the provisions of any of clauses
     (i) through (xiv) of this paragraph (a), (B) which are cancelable on 90 days' or less notice without any penalty or other financial obligation and which involve payments of less than $5,000 in such 90 day period, or (C) which involve annual aggregate payments of $5,000 or less; and, in the case of each of clauses (A), (B) and (C) above, are not material; and

               (xvi) Commitments currently in negotiation of a type which if entered into would be required to be listed on Schedule 3.6(a) or to be disclosed on any other Schedule hereto.

               (b) True and complete copies of all Commitments listed on
Schedule 3.6(a) have been delivered to Parent. Except as set forth on
Schedule 3.6(b), all of the Commitments referred to in the preceding paragraph (a) are (i) valid, binding, in full force and effect and enforceable in accordance with their terms against Seller or the applicable Stockholders (as the case may be), and, to the knowledge of Seller and the Stockholders, against the respective counterparties to such Commitments, and (ii) to the extent such Commitment is to be assigned to Acquisition Sub, is assignable to Acquisition Sub without the consent of any party thereto. Complete copies (or, if oral, full written descriptions) of all Commitments required to be so listed, including all amendments thereto, and complete copies of all standard form Commitments used by Seller, the Stockholders or any other party in the conduct of Webjump's business, have been delivered to Parent. Except as set forth on Schedule 3.6(b), (i) there is no breach, violation or default and no event which, with notice or lapse of time or both, would constitute a breach, violation or default, or give rise to any Encumbrance or right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, under any Commitment listed or required to be listed on
Schedule 3.6(a) and (ii) none of the Seller or the Stockholders or, to the knowledge of Seller, any other party to any of the Commitments listed on
Schedule 3.6(a) is in material arrears in respect of the performance or satisfaction of the terms and conditions on its part to be performed or satisfied under any of such Commitments and no waiver or indulgence has been granted by any of the parties thereto.

     Section 3.7 Absence of Undisclosed Liabilities. Except as set forth on
Schedule 3.7, Seller does not have any debts, liabilities or obligations with respect to Webjump (absolute, accrued, contingent or otherwise) matured or unmatured ("Liabilities") other than (a) Liabilities which are adequately reflected, or fully accrued or provided for in the Financial Statements or (b) Liabilities arising since the date of the Most Recent Financial Statements in the ordinary course of business consistent (in amount and kind) with past practice which are not, individually or in the aggregate, material.

     Section 3.8 Absence of Certain Changes. Except as set forth on
Schedule 3.8, since the date of the Most Recent Financial Statements: (i) business of Webjump has been conducted in the ordinary course consistent with past practice, and (ii) neither Seller nor any Stockholder has, with respect to Webjump (a) suffered any change, event or development or series of changes, events or developments which individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect on Webjump; (b) suffered any damage, destruction or casualty loss to its properties (whether or not covered by insurance) which individually or in the aggregate has been or could reasonably be expected to be material; (c) been the subject of any threatened or commenced investigation by a Governmental Entity or Litigation; (d) canceled or compromised any debts or waived or permitted to lapse any claims or rights or sold, transferred or otherwise disposed of any of its properties or assets; (e) made or committed to make any capital expenditure or Commitment individually or in the aggregate in excess of $5,000; (f) made any change in any method of accounting or accounting practice; (g) increased any salaries, wages or employee benefits, paid any bonuses, or otherwise increased the compensation of any of its officers, directors, Employees or consultants, other than in the ordinary course of business and consistent with past practice; (h) made any loan to or engaged in any other transaction with any officer, director, Employee, consultant or shareholder, other than advances to such persons in the ordinary course of business in connection with travel and other business-related expenses; or (i) agreed to take any action referred to in this Section 3.8.

     Section 3.9 Brokers and Finders; Fees. Except as set forth in Schedule
3.9 hereto, which fees shall be paid exclusively by Seller, neither Seller nor any Stockholder has employed any broker or finder or incurred any Liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

     Section 3.10 Real Estate. (a) "Owned Real Property" shall mean the real property owned by any Person that is used in connection with Webjump, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of such Person attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing. Schedule 3.10(a) sets forth a list of all Owned Real Property and the Person owning such property. With respect to the Owned Real Property, (i) the Person set forth on such Schedule as the owner has good and marketable title in fee simple to the Owned Real Property, free and clear of all Encumbrances except for (A) Encumbrances disclosed in
Schedule 3.10(a), (B) liens for Taxes not yet due and payable, and (C) Encumbrances that do not interfere with the use of the Owned Real Property, as currently used, (ii) there are no outstanding options or rights of first refusal in favor of any other party to purchase the Owned Real Property or any portion thereof or interest therein, (iii) there are no leases, subleases, licenses, options, rights, concessions or other agreements affecting any portion of the Owned Real Property, (iv) all existing water, sewer, gas, electricity, telephone and other utilities required for the construction, use, occupancy, operation and maintenance of the Owned Real Property are adequate in all material respects for the use, occupancy, operation and maintenance thereof, as currently conducted or currently exists, and (v) such Person has all rights of access necessary for ingress to and egress from the Owned Real Property from or to public streets.

               (b) "Leased Real Property" shall mean the real property leased or subleased by a Person in connection with Webjump, as tenant, together with, to the extent leased or subleased by such Person, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of such Person attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.
Schedule 3.10(b) sets forth a list of all Leased Real Property and the Person leasing such property as a tenant. With respect to the Leased Real Property, (i) the Person listed on such Schedule has good and valid leasehold estates in the Leased Real Property, free and clear of all Encumbrances that do not interfere with the use of the Leased Real Property, as currently used, (ii) all existing water, sewer, gas, electricity, telephone and other utilities required for the construction, use, occupancy, operation and maintenance of the Leased Real Property are adequate in all material respects for the use, occupancy, operation and maintenance thereof, as currently conducted or currently exists, and (iii) such Person has all rights of access necessary for ingress to and egress from the Leased Real Property from or to public streets. Except as set forth on Schedule 3.10(b), (A) each such lease or sublease is legal, valid, binding and enforceable and in full force and effect and (B) the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not cause a material breach or require any third party consent under any such lease or sublease.

               (c) Except as set forth on Schedule 3.10(c), (i) there are not now nor have there ever been any pending or, to the knowledge of Seller or the Majority Stockholder, threatened condemnation or eminent domain proceedings or their local equivalent with respect to the Owned Real Property or the Leased Real Property, (ii) the Owned Real Property, the use and occupancy thereof and the conduct of Webjump's business thereon and therein do not violate any deed restrictions, applicable Law consisting of building codes, zoning, subdivision or other land use or similar Laws the violation of which would adversely affect the use, value or occupancy of any such property or the conduct of such business thereon, (iii) there are not now nor have there ever been any violations by Seller or the Stockholders of any of the restrictions or Laws described in the foregoing clause (ii), and (iv) none of the structures or improvements on any of the Owned Real Property encroaches upon real property of another Person, and no structure or improvement of another Person encroaches upon any of the Owned Real Property or Leased Real Property, which would materially interfere with the use thereof in the ordinary course of business.

     Section 3.11 Sufficiency of Assets. The assets, rights, and properties owned, leased or licensed by Seller with respect to Webjump constitute all assets, rights, and properties used or held for use in, and necessary for, the conduct of Webjump's business as presently conducted.

     Section 3.12 Tangible Property. Except as set forth on Schedule 3.12, the buildings, facilities, machinery, equipment (including computer equipment and servers), furniture, leasehold and other improvements, fixtures, vehicles, structures, any related items and other tangible property that are required to properly operate Webjump or are individually or in the aggregate material to the business, financial condition, operations, results of operations or prospects of Webjump (the "Tangible Property") are in good operating condition and repair (normal wear and tear excepted), free of any material structural or engineering defects, are being maintained and replaced in accordance with past practice, and are suitable for their current use. Seller has good and marketable title to, or a valid leasehold interest in or contractual right to use, all Tangible Property, free and clear of all Encumbrances, except as disclosed on
Schedule 3.12.

     Section 3.13 Litigation and Orders. Except as set forth on Schedule 3.13, there is no claim, demand, notice, action, suit, proceeding, arbitration, investigation, audit, inquiry or hearing by or before any Governmental Entity or private arbitration tribunal ("Litigation") pending or, to the knowledge of Seller or the Majority Stockholder, threatened against, affecting or involving Webjump, or any of its rights or properties, or which seeks to prevent or challenge the transactions contemplated hereby. There are no unsatisfied judgments against or affecting Webjump or any consent decrees or other Orders to which Webjump is subject or its assets or properties are bound.

     Section 3.14 Webjump Proprietary Assets. (a) Schedule 3.14(a)(i) sets forth, with respect to each Webjump Proprietary Asset registered with any Governmental Entity or for which an application has been filed with any Governmental Entity, (i) a statement identifying such Webjump Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. Schedule 3.14(a)(ii) identifies all other Webjump Proprietary Assets owned by Seller, the Stockholders or any third party. Schedule 3.14(a)(iii) identifies each Webjump Proprietary Asset licensed to Seller, the Stockholders or any third party by any Person (except for any Webjump Proprietary Asset that is licensed to Seller, the Majority Stockholder or any third party under any third party software license generally available to the public at a cost of less than $10,000), and identifies the license agreement under which such Webjump Proprietary Asset is being licensed to Seller, the Stockholders or any third party. Except as set forth on Schedule 3.14(a)(iv), Seller has good, valid and marketable title to all of Webjump Proprietary Assets owned by Seller and identified in Schedules 3.14(a)(i) and 3.14(a)(ii), free and clear of all liens and other Encumbrances, and has a valid right to use all Webjump Proprietary Assets identified in Schedule 3.14(a)(iii). Except as set forth in Schedule 3.14(a)(v), neither Seller, any Stockholder nor any third party is obligated to make any payment to any Person for the use of any Webjump Proprietary Asset. Except as set forth in Schedule 3.14(a)(vi), neither Seller, any Stockholder nor any third party has developed jointly with any other Person any Webjump Proprietary Asset with respect to which such other Person has any rights.

               (b) Seller and the Majority Stockholder have taken all measures and precautions necessary to protect and maintain the confidentiality and secrecy of all Webjump Proprietary Assets (except Webjump Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Webjump Proprietary Assets. Except as set forth in Schedule 3.14(b), neither Seller, any Stockholder nor any third party has (other than pursuant to license agreements identified in Schedule 3.6) disclosed or delivered to any Person, or permitted the disclosure or delivery to any Person of, (i) the source code, or any portion or aspect of the source code, of any Webjump Proprietary Asset, or (ii) the object code, or any portion or aspect of the object code, of any Webjump Proprietary Asset.

               (c) To the knowledge of Seller, none of the Webjump Proprietary Assets infringes any Proprietary Asset (as defined in Section 3.14(g)) that is subject to patent protection owned or used by any other Person. None of the Webjump Proprietary Assets infringes any Proprietary Asset that is not subject to patent protection owned or used by any other Person. Neither of Seller, nor any Stockholder is infringing, misappropriating or making any unlawful use of, and neither of such parties has at any time infringed, misappropriated or made any unlawful use of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other Person in connection with the Webjump. To the knowledge of Seller and the Majority Stockholder, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Webjump Proprietary Asset.

               (d) Except as set forth in Schedule 3.14(d), (i) each Webjump Proprietary Asset conforms in all material respects with any specification, documentation, performance standard, representation or statement made or provided with respect thereto by Seller or the Majority Stockholder; and (ii) to the knowledge of Seller and the Majority Stockholder, there has not been any claim by any customer or other Person alleging that any Webjump Proprietary Asset (including each version thereof that has ever been licensed or otherwise made available by Seller, the Majority Stockholder or any third party to any Person) does not conform in all material respects with any written specification, documentation, performance standard, representation or statement made or provided by Seller, the Majority Stockholder or such third party, and, to the knowledge of Seller and the Majority Stockholder, there is no valid legal basis for any such claim.

               (e) Except as set forth in Schedule 3.14(e), none of Seller, the Stockholders nor any third party has licensed any Webjump Proprietary Assets to any Person on an exclusive basis.

               (f) Except as set forth in Schedule 3.14(f), (i) all Stockholders and current and former Employees of Seller have executed and delivered to Seller an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Agreement Regarding Conflicts of Interest, Confidentiality and Assignment of Intellectual Property, appended to Schedule 3.14, and (ii) all current and former consultants and independent contractors to Seller have executed and delivered to Seller a similar agreement (containing no exceptions to or exclusions from the scope of its coverage).

               (g) For the purposes of this Agreement, the term "Business Proprietary Asset" shall mean any Proprietary Asset owned or licensed by Seller in connection with Webjump including "Licensed Technology" (as defined in the License Agreement); and the term "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, domain name, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology proprietary right or other intellectual property right or intangible asset; or (b) the right to use or exploit any of the foregoing.

     Section 3.15 Year 2000 Compliance. Webjump Proprietary Assets will:
(a) accurately process date information before, during and after January 1, 2000, including, but not limited to, accepting date input, providing date output and performing calculations on dates or portions of dates; (b) function accurately and without interruption before, during and after January 1, 2000 without any change in operations associated with the advent of the new century; (c) respond to two digit year date input in a way that resolves the ambiguity as to century in a disclosed, defined and predetermined manner; (d) store and provide output of date information in ways that are unambiguous as to century; and (e) account for and correctly identify leap years (including identifying that the year 2000 is recognized as a leap year). Seller makes no representation or warranty with respect to year 2000 compliance of any Proprietary Assets licensed from any third party, except as provided in any written documentation accompanying such Proprietary Assets or contained in any agreement between Seller and such third party regarding such Proprietary Assets, nor does Seller make any representation or warranty with respect to the operation of the Proprietary Assets or Webjump Proprietary Assets in conjunction with any third party software or hardware.

     Section 3.16 Taxes. (a) (i) All Taxes required to be paid by or with respect to Seller or any Stockholder have been or will be paid when required by Law; (ii) the Acquired Assets are not subject to any Encumbrances arising out of unpaid Taxes which are due and payable; (iii) no taxing authority in a jurisdiction where Seller does not file Tax Returns has made a claim, assertion or threat that Seller is or may be subject to taxation by that jurisdiction; (iv) Schedule 3.16 sets forth a list of all jurisdictions in which income, franchise or sales Tax Returns, reports, or other filings were, or were required to be, filed by Seller with respect to the Acquired Assets for the two most recently completed taxable years; (v) none of the Acquired Assets is property that is required to be treated as being owned by any other Person pursuant to the "safe harbor lease" provisions of section 168(f)(8) of the Internal Revenue Code of 1954 and none of the Acquired Assets are "tax exempt use property" within the meaning of section 168(h) of the Code; (vi) Seller has not agreed and is not required to include in income any adjustment pursuant to
Section 481 or 482 of the Code (or analogous provisions of foreign, state or local Law) which could affect the Liability for Taxes of Seller for any period (or portion of a period) after the date hereof, and the IRS (or other taxing authority) has not proposed, and to the knowledge of Seller and the Majority Stockholder, is not considering, any such adjustment which could have such an effect; (vii) Seller has not disposed of property in a transaction being accounted for under the installment method pursuant to
Section 453 of the Code; (viii) there are no deficiencies which have been asserted, proposed or threatened against Seller which have not been paid;
(ix) there are no audits with respect to Taxes of Seller which are ongoing or which have been threatened or proposed; and (x) Seller represents that it will transfer to Acquisition Sub in the Sale substantially all of the properties of Seller within the meaning of Section 368(a)(1)(C) of the Code;

               (b) For purposes of this Agreement, (i) "Tax" (and, with correlative meaning, "Taxes") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, inventory, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty or addition to tax, imposed by any Governmental Entity, and includes, without limitation, any taxes of another Person, including taxes owing under a contract, as transferee or successor, under Treas. Reg. ss. 1.15026 or analogous provision of state, foreign or local law or otherwise, (ii) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax, and (iii) "Income Tax" or "Income Taxes" means any federal, state, local or foreign income, franchise or similar Tax and in each instance any interest, penalties or additions to Tax attributable to such Tax.

     Section 3.17 Insurance. Schedule 3.17 sets forth a list of all policies or binders of fire, liability, product liability, workers compensation, vehicular and other insurance held by or on behalf of Seller or the Majority Stockholder with respect to Webjump, including the amounts of such insurance and annual premiums with respect thereto. Such policies and binders are in full force and effect. Seller and the Majority Stockholder have obtained and maintained in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms, with such deductibles, and covering such risks, as is customarily carried by reasonably prudent Persons conducting businesses or owning assets similar to those of Webjump, and have maintained in full force and effect liability insurance against claims for personal injury or death or property damage occurring in connection with the activities of Webjump, or any properties owned, occupied or controlled by it in such amount as is customarily carried by reasonably prudent Persons conducting businesses or owning assets similar to those of Webjump. There is no default with respect to any provision contained in any such policy or binder, nor has Seller or the Majority Stockholder failed to give any notice or present any claim under any such policy or binders in due and timely fashion. There are no outstanding claims by Seller or the Majority Stockholder in excess of normal retentions that are not covered under any such policies or binders and there has not occurred any event that might reasonably form the basis of any claim in excess of normal retentions that is not covered against or relating to Seller or the Majority Stockholder that is not covered by any of such policies or binders. No notice of cancellation or non-renewal of any such policies or binders has been received by Seller or the Majority Stockholder.

     Section 3.18 [Intentionally Omitted].

     Section 3.19 Personnel Information. Schedule 3.19 contains a list of all individuals employed by Seller or any other Person with respect to Webjump and all directors and independent contractors providing material services in connection with the operation of Webjump and their current salaries.

     Section 3.20 Affiliate Relationships. (a) Except as set forth on
Schedule 3.20(a), no (i) officer, director or Stockholder of Seller, (ii) spouse, former spouse, child, parent, parent of a spouse, sibling or grandchild of any of the Persons described in clause (i), or (iii) trust, partnership or corporation in which any of the Persons described in clause
(i) or (ii) has or has had a direct or indirect interest (together with the Persons described in clauses (i) and (ii), a "Related Person") in: (A) any entity which furnishes or sells or proposes to furnish or sell services or products to Webjump, (B) any entity that purchases from or sells or furnishes to Seller any products or services, or (C) (including, without limitation, as a party to) any Commitment to which Seller is a party with respect to Webjump or which otherwise is required to be disclosed in
Schedule 3.6(a).

               (b) Set forth in Schedule 3.20(b) is a list of all arrangements, agreements and contracts with any Related Person with respect to Webjump.

     Section 3.21 No Termination of Business Relationship. None of the Persons having a material relationship with Webjump has given notice or other indication of any intention to cancel or otherwise terminate such relationship and, to the knowledge of Seller and the Stockholders, no event has occurred or failed to occur (including, without limitation, the transactions contemplated hereby) which would precipitate the cancellation or termination of, or entitle any such entity or customer to terminate, such a business relationship.

     Section 3.22 Entire Business of Webjump. Other than those assets described in Sections 1.2(vi) (leased equipment), and 1.2(ix)(licensed Webjump Proprietary Assets), all the assets, properties, and rights necessary for the conduct of Webjump's operations as currently conducted are being conveyed by Seller to Acquisition Sub hereunder. Without limiting the generality of the foregoing, the Acquired Assets, together with the Licensed Technology, include all assets and properties which are currently used or held for use in connection with the conduct and operation of Webjump's business, and, as of the Closing Date, the Acquired Assets, together with the Licensed Technology, will include all of the assets and properties required to conduct and operate Webjump's business as it is now being conducted and operated.

     Section 3.23 Performance Data. The operating and performance data (the "Performance Data") set forth on Schedule 3.23 accurately and fairly presents in all material respects the data generated by NetGravity ad serving software and to the knowledge of Seller does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading. Seller and the Majority Stockholder specifically acknowledge that the accuracy in all material respects of this representation is material to Parent's decision to enter into the transactions contemplated by this Agreement.

     Section 3.24 Domain Names. Webjump.com is not currently on the Realtime Blackhole List nor, to the knowledge of Seller, any other similar list of rogue or blacklisted websites, nor are Seller or the Majority Stockholder aware of any threats to place Webjump.com on such lists, other than as would not have a Material Adverse Effect on Webjump.

     Section 3.25 User Agreements. Schedule 3.25 contains a list of agreements entered into with users of WebJump, the time periods they were deployed on the WebJump.com network of websites, the pages on which the user agreements were displayed, and the manner by which the agreement was formed (e.g., clickthrough). Neither Seller nor the Stockholders are aware of any reason why any agreement (or any portion thereof) formed with users of the WebJump.com service will not be fully enforced in all respects.

     Section 3.26 Privacy Policies. Schedule 3.26 contains a list of privacy policies promised to users of WebJump, the time period they were deployed on the WebJump.com site, the pages on which the policies were displayed, and the manner by which the policies were formed as agreements (e.g., clickthrough). Seller has complied in every respect with such privacy policies, and Seller and the Majority Stockholder are not aware of any circumstance by which users or third parties could assert with a valid legal basis that Seller has not complied with its privacy policies.

     Section 3.27 Liability for User Content. Except as disclosed on
Schedule 3.27, Seller has not received any written communications from any third party indicating that the third party had a valid legal basis to believe that Seller may be liable for user content hosted in connection with Webjump that would have a Material Adverse Effect on Webjump taken as a whole.

     Section 3.28 Investment Intent. Each Stockholder severally represents that they are acquiring the Parent Common Stock as principal for their own account for investment and not with a view to, or for sale in connection with, any distribution thereof in contravention of the Securities Act, nor with any present intention of distributing or selling the same in contravention of the Securities Act.

     Section 3.29 Necessary Information. Each Stockholder believes he or she has received all the information he or she considers necessary or appropriate for deciding whether to purchase the Parent Common Stock. Each Stockholder further represents that he or she has had an opportunity to ask questions and receive answers from Parent regarding the terms and conditions of the offering of the Parent Common Stock and the business, properties, prospects and financial condition of Parent.

     Section 3.30 Stockholders of Seller. Schedule 3.30 sets forth a true, correct and complete list of all holders of Seller's capital stock, together with the number of shares held by such parties and the percentage of outstanding shares represented thereby at Closing.

     Section 3.31 Disclosure. No statement (including the representations, warranties and covenants) made by Seller and the Stockholders contained in this Agreement, the Schedules and Exhibits to this Agreement, the Ancillary Documents, or the documents, written statements or certificates furnished or to be furnished to Parent or Acquisition Sub or their representatives pursuant hereto or in connection with the transactions contemplated hereby constitutes an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

                                 ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent represents and warrants to Seller and the Stockholders as of the date of this Agreement and as of the Closing Date as follows:

     Section 4.1 Organization. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as it is now being conducted. Acquisition Sub is a Limited Liability Company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as it is now being conducted. Each of Parent and Acquisition Sub is, or in the case of Acquisition Sub, duly qualified and licensed as a foreign corporation and foreign limited liability company respectively, to do business, and is in good standing (and has paid all relevant franchise or analogous taxes), in each jurisdiction where the character of its assets owned or held under lease or the nature of its business makes such qualification necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a material adverse effect on the ability of Parent and Acquisition Sub to perform their obligations under this Agreement.

     Section 4.2 Authority. Each of Parent and Acquisition Sub has the requisite right, power and authority to enter into this Agreement and any Ancillary Documents to which it is a party and to carry out its obligations hereunder and thereunder. This Agreement has been, and each Ancillary Document to which Parent and Acquisition Sub are parties will be, duly and validly executed and delivered by Parent and Acquisition Sub and constitute or will constitute, as the case may be, a valid and binding obligation of Parent and Acquisition Sub, enforceable against them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar Laws affecting creditors' rights generally or by general principles of equity. All corporate proceedings or other actions on the part of each of Parent and Acquisition Sub necessary to authorize this Agreement or any of the Ancillary Documents to which it is a party and the transactions contemplated hereby and thereby have been taken.

     Section 4.3 Acquisition Sub's Operations. Acquisition Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not (i) engaged in any business activities, (ii) conducted any operations other than in connection with the transactions contemplated hereby or (iii) incurred any Liabilities other than in connection with the transactions contemplated hereby.

     Section 4.4 Capitalization; Title to Shares. (a) The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 3,000,000 shares of preferred stock, $0.001 per share, of which 26,534,063 shares of Parent Common Stock and no shares of preferred stock were issued and outstanding as of September 30, 1999. All the issued and outstanding shares of Parent Common Stock are validly issued, fully paid and nonassessable. Except pursuant to this Agreement and except as disclosed in Parent SEC Reports (as defined in Section 4.7(a)) or issued pursuant to any of Parent's stock option plans, there are no shares of capital stock of Parent authorized and there are no outstanding subscriptions, options, warrants, rights, stock-based or stock-related awards or convertible or exchangeable securities or other agreements to which Parent is a party of any character relating to, or obligating Parent to issue, grant, award, transfer or sell, any issued or unissued shares of Parent's capital stock or other securities of Parent. Except as disclosed in Parent SEC Reports, there are no voting trusts, proxies or other agreements or understandings to which Parent is a party with respect to the voting of capital stock of Parent. Parent has full corporate power and authority to deliver Parent Common Stock to the Seller pursuant to the Sale and to transfer to the Seller good and valid title to the Parent Common Stock.

               (b) Parent is the sole member of Acquisition Sub. There are no options, warrants, or other convertible or exchangeable securities, subscriptions, rights (including, without limitation, preemptive rights), related awards or other contracts, agreements or arrangements (or Commitments with respect to issuance of any of the foregoing) to which Acquisition Sub is a party or by which Acquisition Sub may be bound of any character relating, or obligating Acquisition Sub, to issue, grant, award, transfer or sell any membership interest in Acquisition Sub capital stock.

     Section 4.5 Parent Common Stock. The Parent Common Stock to be received by Seller will be, when delivered, duly authorized, validly issued, fully paid and nonassessable, and none of the Parent Common Stock has been issued in violation of any applicable preemptive rights and none of such Parent Common Stock is subject to any Encumbrance except as may be provided under applicable federal or state securities laws.

     Section 4.6 Consents; No Violations. Except as set forth on Schedule 4.6, neither the execution, delivery or performance of this Agreement or the Ancillary Documents by Parent or Acquisition Sub nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with, or result in a breach or a violation of, any provision of the charter or bylaws of Parent or Acquisition Sub; (b) constitute, with or without notice or the passage of time or both, a breach, violation or default, create an Encumbrance, or give rise to any right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, under (i) any Law, (ii) any Order to which Parent or Acquisition Sub is subject or by which Parent, Acquisition Sub or any of their respective properties are bound or (iii) any permit or Commitment of Parent or Acquisition Sub, or to which Parent, Acquisition Sub or any of their respective properties are subject; (c) require any consent, approval or authorization of, notification to, filing with, or exemption or waiver by, any Governmental Entity or third party; or (d) create any Encumbrance upon any of the assets or properties of Parent or Acquisition Sub; except any such conflict, breach, violation, default, creation or requirement described in any of clause (a), (b), (c) or (d) that would not have a material adverse effect on Parent's or Acquisition Sub's ability to consummate the transactions contemplated by this Agreement or the Ancillary Documents.

     Section 4.7 SEC Reports; Financial Statements. (a) Parent has filed all forms, reports and documents (including all Exhibits, Schedules and Annexes thereto) required to be filed by it with the Securities and Exchange Commission (the "SEC") since November 12, 1998, including any amendments or supplements thereto (collectively, as of the date hereof, the "Parent SEC Reports"). The Parent SEC Reports as of their respective filing dates (i) were in all material respects in accordance with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

               (b) The financial statements, including all related notes and schedules, contained in the Parent SEC Reports (or incorporated therein by reference) fairly present in all material respects, the consolidated financial position of Parent and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of operations, retained earnings and cash flows of Parent and its consolidated subsidiaries for the respective periods indicated, in each case in accordance with GAAP applied on a consistent basis throughout the periods involved (except for changes in accounting principles disclosed in the notes thereto) and the rules and regulations of the SEC, except that interim financial statements are subject to normal year end adjustments which are not and are not expected to be, individually or in the aggregate, material in amount and do not include certain notes which may be required by GAAP but which are not required by Form 10-Q of the Exchange Act.

     Section 4.8 Absence of Certain Changes. Since September 30, 1999, there has not occurred any event which would have a Material Adverse Effect on the ability of Parent or Acquisition Sub to perform their obligations under this Agreement.

     Section 4.9 Litigation. Except as disclosed in Parent SEC Reports filed prior to the date hereof, there is no Litigation pending or, to the knowledge of Parent, threatened, against Parent or Acquisition Sub or any of their properties or assets, except for Litigation which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent or Acquisition Sub to perform their obligations under this Agreement.

     Section 4.10 Board Action. The Board of Directors of Parent has approved this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the Sale.

     Section 4.11 Brokers and Finders. Neither Parent nor Acquisition Sub has employed any broker or finder or incurred any Liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

                                 ARTICLE V

                                 COVENANTS

     Section 5.1 No Solicitation. From the date of this Agreement until the Closing, other than in connection with the transactions contemplated hereby, neither Seller nor any Stockholder shall solicit, propose or facilitate (including by way of providing information regarding Webjump to any Person), directly or indirectly, any inquiries, discussions, offers or proposals for, continue or enter into negotiations looking toward, or enter into or consummate any agreement or understanding in connection with any offer or proposal regarding, any purchase or other acquisition of all or any portion of Webjump, the business or assets of Webjump (other than the ordinary course of business sale of inventory or replacement of assets), or any of the capital stock (whether newly issued or currently outstanding) of Seller, or any merger, business combination or recapitalization involving Seller or its business, other than as expressly contemplated or permitted by this Agreement; and Seller and the Stockholders shall cause the officers, directors, employees, representatives, agents and Affiliates of Seller to refrain from engaging in any of the above activities that Seller is restricted from engaging in. Seller shall promptly notify Parent orally and in writing of any such inquiries, discussions, offers or proposals (including, without limitation, the terms and conditions of any such offers or proposals, any amendments or revisions, and the identity of the Person making any of the foregoing), and shall keep Parent promptly and fully informed of the status and terms of any such inquiry, discussion, offer or proposal.

     Section 5.2 Interim Operations. (a) Unless Parent otherwise agrees in writing and except as otherwise expressly contemplated by this Agreement, between the date of this Agreement and the Closing, Seller shall, and the Stockholders shall cause Seller to, (i) conduct Webjump's business only in the ordinary course and consistent with past practice; (ii) use reasonable best efforts to preserve and maintain its assets and properties and the current relationships of Webjump with its respective customers, users, suppliers, advertisers, distributors, agents, officers and employees and other Persons with which Webjump has significant business relationships;
(iii) use reasonable best efforts to maintain all of the material assets owned or used by Webjump in the ordinary course of business consistent with past practice; (iv) continue capital expenditures substantially in accordance with past practice; (v) maintain insurance in full force and effect substantially comparable in amount, scope and coverage to that in effect on the date of this Agreement; (vi) use reasonable best efforts to preserve the goodwill and ongoing operations of Webjump; (vii) maintain the books and records of Seller in the usual, regular and ordinary manner, on a basis consistent with past practice; (viii) perform and comply in all material respects with its Commitments; and (ix) comply in all material respects with applicable Laws.

               (b) Except as expressly contemplated by this Agreement or as provided in Schedule 5.2(b), between the date of this Agreement and the Closing, Seller will not, and the Stockholders will cause Seller not to, and where applicable, Majority Stockholder will not, do any of the following without the prior written consent of Parent:

               (i) create any Encumbrance on any properties or assets (whether tangible or intangible) relating to Webjump;

               (ii) (A) sell, assign, transfer, lease or otherwise dispose of or agree to sell, assign, transfer, lease or otherwise dispose of any assets of Webjump or (B) cancel any indebtedness owed to Seller with respect to Webjump;

               (iii) merge or consolidate with any Person;

               (iv) acquire assets or capital stock of or other equity interests in any Person;

               (v) (A) issue, incur, create, assume or otherwise become liable for any indebtedness, (B) assume, grant, guarantee or endorse, or make any other accommodation or arrangement making Seller responsible for, any Liabilities of any other Person, (C) make any loans, advances or capital contributions to, or investments in, any Person or (D) repay any amounts owing under any indebtedness;

               (vi) change any method of accounting or accounting practice used by Seller;

               (vii) (A) enter into or adopt or amend any existing Commitment relating to severance, (B) enter into or adopt or amend any existing severance plan, (C) enter into or adopt or amend any Commitment, (D) grant any options or awards pursuant to equity-based plans, or (E) grant any increases in compensation (except compensation increases associated with promotions and annual reviews in the ordinary course of business, which such compensation increases shall be subject to the prior written approval of Parent, which approval shall not be unreasonably withheld);

               (viii) with respect to Webjump, accelerate or delay the purchase of supplies or inventory, the shipment or sale of inventory, the collection of accounts or notes receivable or the payment of accounts or notes payable or accrued liabilities or expenses or otherwise operate Webjump, in each case, in a manner that would be inconsistent with past practice;

               (ix) except as set forth in Schedule 5.2(b)(ix), engage in any transaction with respect to Webjump with any of the Stockholders or any of their Affiliates;

               (x) enter into, modify, terminate, amend, or waive, release or assign any rights or claims with respect to any Commitment other than in the ordinary course of business consistent with past practice;

               (xi) allow the lapse of any rights of ownership or use by Seller, any Stockholder or any party to the License Agreement of any Webjump Proprietary Assets;

               (xii) take any action outside of the ordinary course of business that would create a Tax liability for Seller with respect to Webjump;

               (xiii) take any action that is reasonably likely to result in the representations and warranties set forth in Article III becoming false or inaccurate in any material respect as of the Closing Date; or

               (xiv) agree to take any of the actions referred to in this
     Section 5.2(b).

     Section 5.3 Tax Provisions. (a) All transfer, transfer gains, documentary, sales, use, stamp, registration and other such federal, state and local Taxes and fees (including any penalties, interest, additions to Tax and costs and expenses relating to such Taxes) incurred in connection with the consummation and performance of the transactions contemplated hereby (collectively the "Transfer Taxes") shall be borne by the Seller and Seller shall timely prepare and file all Tax Returns and other filings with respect thereto.

               (b) Any real or personal property Taxes imposed with respect to the Acquired Assets for the taxable period including the Closing Date, shall be allocated between Seller and Parent in proportion to the relative number of days in the taxable period prior to or ending on the Closing Date, respectively, and the number of days in the taxable period ending subsequent to the Closing Date.

     Section 5.4 Access and Information. (a) From the date hereof until the Closing, each of Seller and the Stockholders shall, and shall cause the Employees of Seller to, afford to Parent and its officers, directors, employees, counsel, accountants, advisors, representatives and agents access to the Employees, customers, suppliers, properties and offices and other facilities of Seller, and to Seller's books and records (including, without limitation, Tax Returns and work papers of Seller's auditors) and Commitments, and shall furnish Parent and such others all financial, operating, technical and other data and information which Parent, through its officers, directors, employees, counsel, accountants, advisors, representatives or agents, may from time to time reasonably request.

               (b) In connection with the continuing operation of Webjump's business between the date of this Agreement and the Closing, Seller shall use all reasonable best efforts to consult in good faith on a regular and frequent basis with representatives of Parent to report material operational developments and the general status of ongoing operations. Seller and the Stockholders acknowledge that any such consultation shall not constitute a waiver by Parent of any rights it may have under this Agreement and that Parent shall not have any Liability or responsibility for any actions of Seller or any of its Employees or Affiliates with respect to matters which are the subject of such consultations.

     Section 5.5 Consents. The parties hereto agree to cooperate in obtaining any consents of any third parties necessary or desirable to any party in connection with the transactions contemplated hereunder (each, a "Consent"). The parties hereto agree that in the event such a Consent is not obtained prior to the Closing and the Closing occurs, the Seller and the Stockholders will, subsequent to the Closing, cooperate with Parent and Acquisition Sub in attempting to obtain such Consent.

     Section 5.6 Best Efforts. Subject to the terms and conditions in this Agreement, each of the parties hereto shall use its commercially reasonable best efforts to take promptly, or cause to be taken, all actions and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated hereby and to cause the conditions to the Sale to be satisfied.

     Section 5.7 Notice. During the period from the date hereof to the Closing, each party hereto shall give prompt written notice to the other parties hereto of (a) the occurrence, or failure to occur, of any event which occurrence or failure would cause or be likely to cause any representation or warranty of the party giving notice contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing, or (b) any failure of the party giving notice to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such party hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not limit or otherwise affect the remedies available hereunder to the parties receiving notice, or modify in any way any disclosure made in this Agreement or the Schedules hereto as of the date hereof.

     Section 5.8 Non-Competition Agreement. Each of the Stockholders agrees that (a) for a period of three (3) years immediately following the Closing, it shall not, without the prior written consent of Parent, engage in any Competitive Activity (as defined below) anywhere in the world, and (b) for a period of three years following the Closing it shall not, without the prior written consent of Parent, directly or indirectly solicit for employment, including, without limitation, recommending to any subsequent employer the solicitation for employment of, or hire, any employee of Parent. The Parties acknowledge and agree that (w) the Stockholders will receive substantial and valuable benefits under this Agreement in consideration of the covenants and agreements of the Stockholders set forth in this Section 5.8, (x) Parent would not have executed and delivered this Agreement, or agreed to consummate the transactions contemplated hereby upon the terms and conditions set forth in this Agreement, if the Stockholders had not entered into the covenants and agreements set forth in this Section 5.8, (y) the Parties intend that such agreements and covenants be enforceable and that it would be grossly inequitable if a court or judicial tribunal were to not enforce such covenants and agreements to the fullest extent provided herein, and (z) the geographical scope of this
Section 5.8 is necessary because Competitive Activities (as defined below) can be conducted from virtually any location in the world due to the fact that the businesses of Seller are conducted on and through the Internet and because Webjump operates on the Internet, the goodwill associated with Webjump has spread throughout the world. "Competitive Activity" shall mean engaging in any of the following activities: (i) serving as a director of any Competitor (as defined below); (ii) directly or indirectly (x) controlling any Competitor or (y) owning any equity or debt interests in any Competitor (other than equity or debt interests which are publicly traded and do not exceed 5% of the particular class of interests then outstanding) (it being understood that, if any such interests in any Competitor are owned by an investment vehicle or other entity in which the Stockholder owns an equity interest, a portion of the interests in such Competitor owned by such entity shall be attributed to the Stockholder, such portion determined by applying the percentage of the equity interest in such entity owned by the Stockholder to the interests in such Competitor owned by such entity); (iii) soliciting, diverting, taking away, appropriating or otherwise interfering as a Competitor with any of the customers or suppliers of Webjump or any Affiliate controlled by Webjump; or (iv) employment by (including serving as an officer of), or providing consulting services to, any Competitor. "Competitor" shall mean any Person that is engaged in any business that either provides or markets itself as a provider of free web page hosting services (unless the marketing emphasizes that the hosting services are targeted towards content described on
Schedule 5.8), without regard to size, or is engaged in owning, operating or acquiring directly or indirectly (through a corporation, trust, partnership or other Person) one or more entities engaged in such business, without regard to size. If any restriction set forth in this Section 5.8 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

     Section 5.9 Further Assurances. After the Closing, each of the Parties will, at the request of any other Party (a "Requesting Party"), execute, acknowledge and deliver to such Requesting Party all such further assignments, conveyances, endorsements, deeds, powers of attorney, consents and other documents and take such other action as a Requesting Party may reasonably request to consummate the transactions contemplated hereby.

     Section 5.10 Obligations of the Stockholders. Each of the Stockholders agrees to cause Seller and each of the parties to any Ancillary Documents to perform each of its covenants and agreements contained in this Agreement and the Ancillary Documents to be performed prior to or at Closing, and to be responsible for any breach by Seller thereof.

     Section 5.11 Confidentiality. Each of the Stockholders agrees that no Stockholder will disclose to any third party or use any Confidential Information after the date hereof. "Confidential Information" shall mean any information relating to Webjump which is in the possession of any Stockholder or its Affiliates on the date hereof or on the Closing Date, other than information which is or becomes available to the public (other than as a result of the disclosure by such Stockholder or any of its Affiliates of such information in contravention of the covenants set forth in this Section 5.11).

     Section 5.12 Termination of Certain Commitments. Seller agrees that prior to Closing it will, without incurring any penalty or other liability, terminate the Commitments set forth on Schedule 5.12 [such commitments to be listed]

     Section 5.13 Transition Period. Seller and the Majority Stockholder agree to cooperate with Parent in order to assist in integrating the operations of Webjump into the operations of Parent for a reasonable period of time following Closing (the "Transition Period"). Such cooperation shall include (a) providing adequate office space without charge for employees engaged solely in the operation of Webjump for a period of two months following Closing, and thereafter for the compensation set forth on
Schedule 5.13, (b) providing reasonable office services, including telephone, Internet access, office equipment and other related services consistent with past practices in connection with operating Webjump, at cost, (c) as soon as practicable following Closing, providing hosting of Webjump without cost on dedicated servers and computer equipment separated from other of Seller's web properties in substantially the same manner in which such business has been hosted prior to Closing; provided that bandwidth costs shall be reimbursed at the cost per megabit per month set forth on Schedule 5.13, further provided, Seller shall certify to Parent the average aggregate bandwidth delivered in connection with the operation of Webjump for any given month during the Transition Period, (d) providing reasonable access to and services from personnel of the Seller, including Matt Price and other technical personnel, necessary for the continued operation and successful integration of Webjump's operations with those of Parent, (e) providing rapid technical response for operational emergencies,
(f) providing prompt error correction and technical support for any Webjump Proprietary Assets licensed pursuant to the License Agreement, (g) providing customer service support and personnel, including Judith Poehlman, to service Webjump in substantially the same manner as has been provided prior to the date hereof for sixty (60) days free of charge and thereafter at cost as set forth on Schedule 5.13, such service and support to be maintained until such time as Parent has established an independent and fully operational support staff for Webjump, (h) providing training for customer service personnel hired by Parent to support Webjump, (i) providing reasonable back up documentation regarding any services listed above for which Parent is paying, (j) providing electronic data back up for all data information listed in Section 1.1(x) and delivering such backup promptly following Closing and regularly following subsequent back-ups and
(k) providing information post-Closing required or desired by Parent regarding any aspect of Webjump (the "Transition Services"). Parent shall reimburse the Seller or the Majority Stockholder, as applicable, for the Transition Services in accordance with the fee schedule set forth on
Schedule 5.13.

     Section 5.14 Promotion of WebJump Site. For a period of 12 months following the Earn-Out Payment Date, the Seller and the Majority Stockholder hereby agree to provide continuous promotion for Webjump's home page hosting services and other services of Parent by serving button advertisements in the frameset surrounding each page view served in the Web1000.com network of websites and by serving text advertisements within the drop down menu accessible from the frameset of pages served on Web1000.com., consistent with past practices (including with respect to frequency and duration) for the promotion of Webjump, subject to the consent of the Majority Stockholder, which will not be unreasonably withheld, provided that the size and prominence of the promotional button shall not exceed the size and prominence of the promotional button for Webjump as run on the Web1000.com network or websites, consistent with past practice. The content design and configuration of such advertisements shall be as determined by Parent.

     Section 5.15 Affiliates. No later than the close of business on the business day immediately preceding the Closing Date, Seller shall deliver to Parent a list of names and addresses of those Persons who are, in the opinion of Seller, as of such date, "affiliates" of Seller within the meaning of Rule 145 under the Securities Act. Seller shall provide to Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. There shall be added to such list the names and addresses of any other Person subsequently identified by either Parent (by written notice to Seller) or Seller as a Person who may be deemed to be such an affiliate of Seller. To the extent not already delivered to Parent, Seller shall exercise its reasonable best efforts to deliver or cause to be delivered to Parent, as promptly as practicable after the date hereof but in no event later than the Closing, from each affiliate of Seller identified in the foregoing list (as the same may be supplemented as aforesaid), a letter substantially in the form attached as
Exhibit 5.16 (the "Affiliates Letter").

     Section 5.16 Contact with WebJump Users. Without limiting any other provision of this Agreement, prior to the Closing, Seller and the Stockholders shall not (a) email or otherwise contact users of WebJump regarding this Agreement or advertise or promote any free web hosting service other than Web1000.com (and then, only for the purpose of hosting content as described on Schedule 5.8), (b) disclose any email addresses or other contact information of users of the WebJump.com site to any third party, (c) otherwise promote on WebJump any free web hosting service other than Web1000.com (and then, only for the purpose of hosting content as described on Schedule 5.8), or (d) use or disclose any other data associated with users of the WebJump.com site for any purpose other than as necessary for the normal operation of the site consistent with past practices. Following Closing, with respect to Section 5.16(d), neither Seller nor any Stockholder shall use or disclose the data for any purpose without the prior written consent of Parent.

     Section 5.17 Financial Statements. Each of Seller and Majority Stockholder shall use their best efforts to assist Parent in producing any required financial information relating to Webjump necessary in Parent's opinion in order to comply with applicable Laws.

     Section 5.18 Employees. Following the public annoucement of the Sale, Parent shall be permitted to contact Seller's customer service employees for the purpose of solicitation of employment with Parent. Parent shall use reasonable efforts to coordinate with Seller the transition of any such employees actually hired by Parent or Acquisition Sub with Seller.

                                 ARTICLE VI

                                 CONDITIONS

     Section 6.1 Conditions to Obligations of Parent and Acquisition Sub. The obligations of Parent and Acquisition Sub to consummate the Sale and the other transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to Closing of each of the following conditions:

               (a) Representations and Warranties. Each representation and warranty of Seller and each Stockholder contained in this Agreement shall be true and correct in all material respects (without giving effect to any materiality or knowledge (or, in each case, correlative meaning) qualifications included in such representations and warranties), when made and on and as at the Closing Date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date) with the same force and effect as if made on and as at the Closing.

               (b) Agreements and Covenants. Seller and each Stockholder shall have performed in all material respects each agreement and covenant required by this Agreement to be performed by them at or before the Closing.

               (c) Certificates. Parent shall have received a certificate of the Seller and the Stockholders certifying that the conditions set forth in paragraphs (a) and (b) above have been satisfied.

               (d) Consents. All other Consents necessary or desirable in connection with any item disclosed or required to be disclosed pursuant to clauses (ii)(z), (iii) or (iv) of Section 3.6(a) shall have been obtained or given.

               (e) No Prohibitions. No statute, rule or regulation or Order of any court or administrative agency shall be in effect which prohibits Parent or Acquisition Sub from consummating the transactions contemplated hereby.

               (f) No Material Adverse Change. Since the date of the Most Recent Financial Statements, Webjump shall not have suffered any Material Adverse Change.

               (g) Blue Sky Approvals. Parent shall have obtained all necessary blue sky approvals for the issuance of the Parent Common Stock pursuant to the Sale.

               (h) Secretary's Certificate. Seller shall have delivered to Parent a certificate of its Secretary certifying as to:

                    (i) a written stockholder approval and resolutions of Seller's Board of Directors authorizing the execution, delivery and performance of this Agreement and the execution, delivery and performance of all other agreements, documents and transactions contemplated hereby; and

                    (ii) the incumbency of its officers executing this Agreement and the Ancillary Documents.

               (j) Escrow Agreement. Seller, each of the Stockholders and the Escrow Agent (as defined in Section 8.4(a)) shall have executed the Escrow Agreement.

               (k) Covenants Not to Sue. The Majority Stockholder, Gary Shuster, and Ideaflood shall have executed and delivered the not to sue as set forth in Exhibit 6.1(k).

               (l) Affiliates Letters. Parent shall have received an Affiliates Letter from each Person identified as an affiliate of Seller pursuant to Section 5.15.

               (m) FIRPTA Certificate. Seller shall furnish to Parent, on or before the Closing Date, a statement in the form required by Section 1445 of the Code and the regulations thereunder that Seller is not a "foreign person" within the meaning of those provisions.

               (n) Advertising Representative Agreement. The Majority Stockholder shall have caused Greenwich Standard Limited d/b/a Web1000 to execute and deliver the Advertising Representative Agreement in the form attached hereto as Exhibit 6.1(n).

               (o) Key Customer Service Employees. Certain key customer service representatives employed by Seller shall have agreed to continue employment with Webjump on terms reasonably satisfactory to Parent.

               (p) License Agreement. Seller shall have executed and delivered the License Agreement in substantially the form attached hereto as Exhibit 6.1(p) (the "License Agreement").

               (q) Termination of Certain Commitments. Seller shall have terminated the Commitments described in Schedule 5.12.

     Section 6.2 Conditions to Obligations of Seller and the Stockholders. The obligations of Seller and the Stockholders to consummate the Sale and the other transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to Closing of each of the following conditions:

               (a) Representations and Warranties. Each representation and warranty of Parent and Acquisition Sub contained in this Agreement shall be true and correct in all material respects (without giving effect to any materiality or knowledge (or, in each case, correlative meaning) qualifications included in such representations and warranties) when made and on and as at the Closing (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date) with the same force and effect as if made on and as at the Closing.

               (b) Agreements and Covenants. Each of Parent and Acquisition Sub shall have performed in all material respects each of its agreements and covenants required by this Agreement to be performed by them at or before the Closing.

               (c) Certificates. Seller shall have received a certificate of Parent certifying that the conditions set forth in paragraphs (a) and
(b) above have been satisfied.

               (d) Consents; No Prohibition. No statute, rule or regulation or Order of any court or administrative agency shall be in effect which prohibits Seller or the Stockholders from consummating the transactions contemplated hereby.

               (e) Secretary's Certificate. Parent shall have delivered to Seller a certificate of its secretary certifying as to:

                    (i) resolutions of its Board of Directors authorizing the execution, delivery and performance of this Agreement and the execution, delivery and performance of all other agreements, documents and transactions contemplated hereby; and

                    (ii) the incumbency of its officers executing this Agreement and the Ancillary Documents.

               (f) Escrow Agreement. Parent, Acquisition Sub and the Escrow Agent shall have executed the Escrow Agreement.

               (g) Registration Rights Agreement. Parent shall have executed the Registration Rights Agreement.

                                ARTICLE VII

                                TERMINATION

     Section 7.1 Termination. This Agreement may be terminated at any time before the Closing (except as otherwise provided) as follows:

               (a) by mutual written consent of each of Parent, Seller and the Majority Stockholder;

               (b) by either Seller or Parent, if the Closing shall not have occurred on or before December 3, 1999 (the "Termination Date").

               (c) by either Seller or Parent, if there shall have been a breach by the other (or any Affiliate of the other) of any of its (x) representations or warranties contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 6.1(a) (in the case of a breach by Seller or any of its Affiliates) or Section 6.2(a) (in the case of a breach by Parent or any of its Affiliates), or (y) covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 6.1(b) (in the case of a breach by Seller or any of its Affiliates) or Section 6.2(b) (in the case of a breach by Parent or any of its Affiliates), and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured after notice thereof shall have been received by the party hereto alleged to be in breach.

     Section 7.2 Effect of Termination and Abandonment. In the event of termination of this Agreement pursuant to this Article VII, this Agreement shall become void and of no effect with no Liability on the part of any Party (or of any of its representatives); provided, however, that no such termination shall relieve the defaulting or breaching Party (whether or not it is the terminating Party hereto) from any Liability to any other Party hereto; and provided, further, that Sections 5.11 (confidentiality), 9.1 (public announcements), 9.2 (notices), 9.8 (governing law) and 9.9 (transaction costs) and this Section 7.2 shall survive the termination of this Agreement.

                                ARTICLE VIII

                              INDEMNIFICATION

     Section 8.1 Survival. The representations and warranties of the parties hereto contained herein or in any Ancillary Document, including, but not limited to, the License Agreement, shall expire, together with any associated right of indemnification, on the date that is eighteen (18) months from the Closing Date, except that the representations and warranties set forth in Sections 3.4(b) (environmental), 3.14 (Webjump Proprietary Assets), 3.16 (Taxes), and 3.22 (Entire Business of Webjump) shall survive until 30 days following the expiration of the applicable statute of limitations (including any extensions thereof). After the expiration of such periods, any claim by a party hereto based upon any such representation or warranty shall be of no further force and effect, except to the extent a party hereto has asserted a claim in accordance with this
Article VIII for breach of any such representation or warranty prior to the expiration of such period, in which event any representation or warranty to which such claim relates shall survive with respect to such claim until such claim is resolved as provided in this Article VIII. All covenants and agreements of the parties hereto shall survive the Closing until performed in accordance with their terms.

     Section 8.2 Indemnification by Parent. (a) From and after the Closing Date, Parent shall indemnify, defend and hold harmless the Stockholders and their Affiliates (collectively, the "Stockholder Indemnified Group") from and against all Liabilities, Losses, damages, penalties, claims (including third-party claims, whether or not meritorious), costs, interest, judgments, fines, amounts paid in settlement and expenses (including, without limitation, reasonable attorney's fees, whether incurred in connection with a claim for indemnification hereunder or in connection with any third party claim) (collectively, "Losses") incurred or suffered by any member of the Stockholder Indemnified Group based upon, resulting from or arising out of (i) the breach of any representation or warranty of Parent or Acquisition Sub contained in this Agreement or any of the Ancillary Documents or (ii) the breach of any covenant or agreement of Parent or Acquisition Sub contained in this Agreement or any of the Ancillary Documents.

               (b) Parent's indemnification obligations pursuant to Section 8.2(a)(i) shall be effective only after the amount of Losses, in the aggregate, incurred by the Stockholder Indemnified Group exceed $50,000, and if such aggregate liabilities exceed $50,000, Parent shall be liable for all such Losses, subject to the following sentence, but only to the extent such Losses exceed the initial $50,000. The maximum amount recoverable by the Stockholder Indemnified Group, in the aggregate, under
Section 8.2(a)(i) shall be the aggregate number of shares of Parent Common Stock issuable in connection with the Sale (the "Issuable Shares"). Parent shall make indemnification payments pursuant to this Section 8.2 in the form of Parent Common Stock, and any such shares shall be valued at the greater of the (i) Reference Share Price, (ii) the Initial Earnout Buyout Five Day Average and (iii) the Second Five Day Average.

               (c) The Seller and each of the Stockholders hereby each acknowledge and agree that, except (i) as expressly otherwise provided herein or (ii) to the extent any Losses incurred by such party result from any fraudulent misrepresentation by Parent (iii) or for claims arising under applicable securities laws, the Stockholder Indemnified Group's sole and exclusive monetary remedy with respect to any and all claims based upon, resulting from or arising out of the breach of this Agreement or any Ancillary Document by Parent or Acquisition Sub shall be pursuant to the indemnification provisions of this Article VIII (including, without limitation, Section 8.1).

     Section 8.3 Indemnification by Seller and the Stockholders. (a) (1) From and after the Closing Date, Seller and the Majority Stockholder, jointly and severally, and each of the Minority Stockholders, severally on a pro rata basis based upon the percentage ownership of the capital Stock of Seller, shall indemnify, defend and hold harmless Parent, Acquisition Sub, and each of their respective Affiliates, officers, directors, employees, members, agents, successors, transferees and assigns (collectively, "Parent Indemnified Group") from and against all Losses incurred or suffered by any member of Parent Indemnified Group based upon, resulting from, arising out of or relating to (i) the failure of Seller or any Stockholder to pay, perform or discharge when due any of the Retained Liabilities, (ii) the breach of any representation or warranty of any of the Stockholders or Seller contained in this Agreement or any of the Ancillary Documents, including, but not limited to, the License Agreement, or (iii) the breach of any covenant or agreement of any of the Stockholders or Seller contained in this Agreement or any of the Ancillary Documents.

               (2) From and after the Closing Date, Seller and the Majority Stockholder, jointly and severally, and each of the Minority Stockholders, severally on a pro rata basis based upon the percentage ownership of the capital Stock of Seller, shall indemnify, defend and hold harmless the Parent Indemnified Group from and against all Losses incurred or suffered by any member of Parent Indemnified Group, in whole or in part, based upon, resulting from, arising out of or relating to (i) acts or the failure to act during the period prior to the Closing Date, with respect to any Employee (whether or not any such Employee becomes employed or is otherwise retained by the Parent or any of its affiliates at any time following the Closing Date) or (ii) any Seller Employee Plan or Employee Agreement, including any such loss based upon, resulting from, arising out of, or relating to any member of the Parent Indemnified Group being, or being deemed, a successor, employer, sponsor or the like with respect to any Employee, Seller Employee Plan or Employee Agreement.

               "Employee" shall mean each current, former, or retired employee, officer, consultant, advisor, independent contractor, agent or director of Seller or the Majority Stockholder.

               "Employee Agreement" shall mean each management, employment, severance, change of control, consulting, non-compete, confidentiality, or similar Commitment pursuant to which Seller has or may have any Liability.

               "Seller Employee Plan" shall mean each plan, trust, program, policy, payroll practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind, whether formal or informal, funded or unfunded, written or oral and whether or not legally binding(other than an Employee Agreement) to which Seller has or may have any Liability, contingent or otherwise with respect to any Employee including, but not limited to, any obligations arising out of the transactions contemplated hereby.

               (b) Seller and the Stockholders' indemnification obligations pursuant to Section 8.3(a)(1)(ii) shall be effective only after the amount of Losses, in the aggregate, incurred by Parent Indemnified Group exceed $50,000 (the "Basket"), and if such aggregate liabilities exceed the Basket, Seller and the Stockholders shall be liable for the dollar value of such liabilities in excess of the Basket, but only to the extent such Losses exceed the Basket. The Basket shall not be applicable to a breach of the representations and warranties in Sections 3.4(b) (environmental), 3.14 (Webjump Proprietary Assets), 3.16 (Taxes), and 3.22 (entire business of Webjump). The maximum amount recoverable, in the aggregate, under Section 8.3(a)(1)(ii) from Seller and any Stockholder (the "Cap") shall be an amount in cash equal to the sum of (x) the product of the Issuable Shares issued pursuant to Section 2.3(c) multiplied by the Reference Share Price, and (y) the product of any Issuable Shares issued pursuant to Section 2.7 and the greater of the Initial Five Day Average, the Second Five Day Average, and the Reference Share Price; provided, however, that the Cap shall not be applicable to amounts recoverable as a result of a breach of the representations and warranties contained in Sections 3.4(b), 3.14, 3.16, and 3.22.

               (c) Indemnification for any Losses claimed by the Parent Indemnified Group shall be made in the following manner:

     (1) If a claim for indemnification is made prior to any Earn-Out Payment Date, then indemnification for such claim shall be made by set-off against any Earn-Out Payment on the Earn-Out Payment Date, if any.

     (2) If a claim for indemnification is made after the Earn-Out Payment Date, indemnification may be made by set-off against the Escrowed Shares (as defined in Section 8.4(a)). In the event the amount of the claim exceeds the value of the Escrowed Shares, any excess amount shall be paid in cash.

     (3) In the event there is no Earn-Out Payment Date, indemnification for any claim shall be made solely in cash.

               The value of the Escrowed Shares shall be determined by multiplying the number of Escrowed Shares by the price used in determining the number of shares issued in connection with any Earn Out Payment.

               (e) Parent acknowledges and agrees that, except (i) as expressly otherwise provided herein or (ii) to the extent any Losses incurred by Parent Indemnified Group result from any fraudulent misrepresentation by any Stockholder or Seller, Parent Indemnified Group's sole and exclusive economic remedy with respect to any and all claims based upon, resulting from or arising out of the breach of this Agreement or any Ancillary Document by any Stockholder or Seller shall be pursuant to the indemnification provisions of this Article VIII.

     Section 8.4 Escrow. (a) The number of shares of Parent Common Stock delivered to Seller at Closing pursuant to Section 2.4 shall be reduced by an aggregate number of shares equal to twenty percent (20%) of the shares of Parent Common Stock delivered in respect of any Earn-Out Payment (the "Escrowed Shares"). The Escrowed Shares shall be held in escrow pursuant to an Escrow Agreement in the form attached as Exhibit 8.4 hereto (the "Escrow Agreement"). On the Earn-Out Payment Date, Parent shall deposit such Escrowed Shares with the escrow agent (the "Escrow Agent") pursuant to the terms of the Escrow Agreement.

               (b) Any claim by a member of Parent Indemnified Group for indemnification shall be made by giving written notice in accordance with the terms of Section 8.5. In the event that the Escrow Agent releases Escrowed Shares in satisfaction of a claim pursuant to the terms of the Escrow Agreement, the Escrow Agent shall release to the member of Parent Indemnified Group Escrowed Shares, as applicable, having an aggregate value (with shares valued at the lower of (i) the Reference Share Price, (ii) the Initial Five Day Average, and (iii) the Second Five Day Average) equal to the Losses, if any, ultimately allowed under such claim. Parent shall thereupon retire (and hold in treasury) or cancel such released shares and, if the member of Parent Indemnified Group with respect to such Losses is not Parent, pay or cause to be paid such Losses to such member of Parent Indemnified Group.

     Section 8.5 Indemnification Procedure. (a) The party seeking indemnification under this Agreement (the "Indemnified Party") shall promptly notify the party from which indemnification is being sought (the "Indemnifying Party") (or, if indemnification is sought pursuant to the Escrow Agreement, Seller and the Escrow Agent) of the facts and circumstances upon which the Indemnified Party intends to base a claim for indemnification hereunder ("Indemnification Notice"). Indemnification Notice shall in all events be considered prompt if given (1) no later than 15 days after the Indemnified Party learns of the facts upon which it will claim such indemnification or (2) if earlier, in sufficient time to allow the Indemnifying Party to exercise its rights pursuant to this Article VIII; provided, however, that the failure to provide such Indemnification Notice of claims promptly (so long as a notice of claims is given before the date on which the applicable representation or warranty has ceased to survive) shall not affect the obligations of the Indemnifying Party hereunder except to the extent the Indemnifying Party is prejudiced thereby. The Indemnifying Party shall have the right, at its own cost, to participate jointly in the defense of any third-party claim, demand, lawsuit or other proceeding in connection with which the Indemnified Party has claimed indemnification hereunder, and may elect (the "Election") to take over the defense of such claim within 10 business days following Indemnification Notice thereof upon its written unconditional acknowledgment of its obligation to indemnify the Indemnified Party with respect to such claim; provided, however, that Parent shall be permitted, at its option, to require that Seller or the Stockholders shall not take over the defense of any claim brought by any Person with which Parent or Acquisition Sub has a material business relationship against any member of Parent Indemnified Group for which indemnification is available pursuant to this Article VIII, and upon exercise of such option such member of Parent Indemnified Group shall defend such claim, subject to the following conditions: (i) Seller and the Stockholders shall be entitled, in their discretion and at their expense, to engage counsel and to participate in any discussions, meetings, negotiations and other communications which may be held or conducted between such member of Parent Indemnified Group and such customer or supplier, or their respective counsels, with respect to such claim; (ii) such member of Parent Indemnified Group shall consult with Seller before making or communicating to such customer or supplier, or its counsel, any decisions concerning such member's strategy or position with respect to the defense of such claim; and (iii) such member of Parent Indemnified Group shall not settle or otherwise dispose of such claim without the consent of Seller. If the Indemnifying Party makes an Election,
(x) it shall keep the Indemnified Party informed as to the status of the applicable matter and shall send promptly copies of all pleadings to the Indemnified Party, (y) with respect to any issue involved in such claim, it shall have the sole right, with respect to claims or portions of claims seeking monetary damages only, to settle or otherwise dispose of such claim on such terms as it, in its sole discretion, shall deem appropriate; provided, however, that the consent of the Indemnified Party to the settlement or disposition shall be required if such settlement or disposition shall result in or would reasonably be expected to result in any Liability to, equitable relief against or adverse business effect on the Indemnified Party, which consent shall not be unreasonably withheld or delayed, and (z) the Indemnified Party shall have the right to participate jointly in the defense of such claim, but shall do so at its own cost not subject to reimbursement. If the Indemnifying Party does not elect to take over the defense of a third-party claim, the Indemnified Party shall have the right to contest, compromise or settle such claim in the exercise of its reasonable judgment.

               (b) Notwithstanding any provision of this Article VIII to the contrary, with respect to any third-party claim or demand that the Indemnifying Party is defending, the Indemnified Party shall have the right to retain separate counsel to represent it and the Indemnifying Party shall pay the fees and expenses of such separate counsel if the Indemnified Party receives and certifies to the Indemnified Party that it has received advice of counsel to the effect that there exist sufficient conflicts that make it reasonably necessary or appropriate for separate counsel to represent the Indemnified Party and the Indemnifying Party.

               (c) The amounts for which an Indemnifying Party shall be liable under Sections 8.2 and 8.3 of this Agreement shall be net of any insurance proceeds received by the Indemnified Party (less the costs of collection of such insurance proceeds) compensating the Indemnified Party for Losses of the Indemnified Party for which the Indemnifying Party would otherwise be liable pursuant to this Article VIII.

               (d) An Indemnifying Party shall have the right to dispute the validity of any claim submitted for indemnification, reimbursement or contribution hereunder.

               (e) Any indemnification payment made pursuant to this Agreement shall be treated by the Parties as an adjustment to the consideration paid in connection with the Sale.

                                 ARTICLE IX

                               MISCELLANEOUS

     Section 9.1 Public Announcements. No Party shall make any public statements, including, without limitation, any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of Seller and Parent, except as may be required by Law.

     Section 9.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier or sent by telecopy, to the applicable Party at the following addresses or telecopy numbers (or at such other address or telecopy number for a Party as shall be specified by like notice):

               (a)  if to Seller or any Stockholder:

                    Brian Shuster
                    P.O. Box 2153
                    Stateline, NV  89449
                    Telecopy:  (408) 975-0370

               With a copy to:

                     Preston Gates & Ellis LLP
                     One Maritime Plaza, Suite 2400
                     San Francisco, CA 94111-3514
                     Attention:  James E. Topinka, Esq.

               (b)  if to Parent or Acquisition Sub:

                     theglobe.com, inc.
                     c/o Richard Mass, General Counsel
                     120 Broadway, 22nd floor
                     New York, N.Y. 10271
                     Telecopy No.:  (212) 962-6050

               With a copy to:

                     Fried, Frank, Harris, Shriver & Jacobson
                     One New York Plaza
                     New York, New York  10004
                     Attention:  Valerie Ford Jacob, Esq.
                        Jeffrey Bagner, Esq.
                     Telecopy No.:  (212) 859-4000

     Section 9.3 Certain Definitions; Certain Interpretations. (a) For purposes of this Agreement, the following terms shall have the following meanings:

               "Affiliate" of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person. Seller, the Majority Stockholder and the Minority Stockholders shall each be deemed to be an Affiliate of the other.

               "Ancillary Documents" shall mean all Commitments, certificates and other documents delivered simultaneously with this Agreement or to be delivered at the Closing in connection with the transactions contemplated hereby including, without limitation, the Registration Rights Agreement, the License Agreement and the Escrow Agreement.

               "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

               "knowledge" means the knowledge of the party.

               "knowledge of Seller" means the actual knowledge of the Majority Stockholder, Gary Shuster, Dave Morton or Steve English.

               "material" with respect to a Person or Webjump shall mean any event, change or effect that is or would be material to the condition (financial or otherwise), properties, assets, liabilities, operations, results of operation, prospects or properties of such Person or the Webjump, as applicable, taken as a whole.

               "Material Adverse Effect" with respect to a Person shall mean any event, change or effect that is or would be materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operation, prospects or properties of such Person or Webjump, as applicable, taken as a whole.

               "Person" shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Entity.

               (b) Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be understood to be followed by the words "without limitation" if such words are not already present. The words "to the knowledge of Seller and the Stockholders" and words of similar import shall mean the knowledge of any officer of Seller or any Stockholder.

               (c) All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires.

     Section 9.4 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 9.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

     Section 9.6 Entire Agreement; No Third Party Beneficiaries. This Agreement, constitutes the entire agreement and supersedes any and all other prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and, except as specifically set forth herein, does not and is not intended to, confer upon any Person other than the Parties any rights or remedies hereunder.

     Section 9.7 Assignment. Except as otherwise set forth herein, this Agreement shall not be assigned by any Party by operation of law or otherwise without the express written consent of each of the other Parties.

     Section 9.8 Governing Law. This Agreement shall be governed by and construed in accordance with, the laws of the State of New York without regard to the conflicts of laws provisions thereof. Each of the Parties irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and the courts of the United States of America each located in the Borough of Manhattan in the City of New York for any Litigation arising out of or relating to this Agreement or the Sale or any of the other transactions contemplated hereby (and agrees not to commence any Litigation relating hereto except in these courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in
Section 9.2 shall be effective service of process for any Litigation brought against it in any such court. Each of the Parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation arising out of this Agreement or the Sale or any of the other transactions contemplated hereby in the courts of the State of New York or the courts of the United States of America located in the Borough of Manhattan in the City of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Litigation brought in any such court has been brought in an inconvenient forum. Each of the parties hereto hereby irrevocably and unconditionally waives any right it may have to trial by jury in connection with any Litigation arising out of or relating to this Agreement, the Sale or any of the other transactions contemplated hereby or thereby.

     Section 9.9 Transaction Costs. All fees and expenses of financial, legal, accounting and other advisors retained by Seller, the Majority Stockholder, the Minority Stockholders or by Seller on behalf of any Stockholder and other out-of-pocket costs of such parties incurred in connection with the transactions contemplated hereby shall be paid by the Stockholders or the Seller. All fees and expenses of financial, legal, accounting and other advisors retained by Parent and other out-of-pocket costs of Parent incurred in connection with the transactions contemplated hereby shall be paid by Parent.

     Section 9.10 Amendments. This Agreement may be amended only pursuant to a writing executed and delivered by Parent, Seller and the Stockholders, and only in accordance with the provisions of applicable Law.

     Section 9.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     Section 9.12 Bulk Sales Laws. Parent hereby waives compliance by Seller and the Stockholders with the provisions of any so-called bulk sales or bulk transfer law in any jurisdiction in connection with the transactions contemplated hereby; provided, that Seller and the Majority Stockholder shall jointly and severally indemnify the Parent Indemnified Group against any Losses in connection with or arising out of or relating to the failure of Seller or the Majority Stockholder to comply with such laws.

          IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.



                                         THEGLOBE.COM, INC.



                                         By: /s/ Dean S. Daniels
                                            -----------------------------
                                            Name:  Dean S. Daniels
                                            Title: Vice President and
                                                   Chief Operating Officer




                                         JUMP ACQUISITION LLC



                                         By: its managing member


                                            By: /s/ Dean S. Daniels
                                               --------------------------
                                               Name:  Dean S. Daniels
                                               Title: Vice President and
                                                      Chief Operating Officer



                                         INFONENT.COM, INC.

                                         By: /s/ Brian Shuster
                                            -------------------------
                                            Name:  Brian Shuster
                                            Title: Chief Executive Officer


                                          /s/ Brian Shuster
                                         -----------------------------
                                         BRIAN SHUSTER


                                          /s/ Mario Carmona
                                         -----------------------------
                                         MARIO CARMONA


                                          /s/ Linda Carmona
                                         -----------------------------
                                         LINDA CARMONA